SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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☐ Definitive Proxy Statement
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ONYX SOFTWARE CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June      , 2003

Dear Onyx Shareholders:

      I am pleased to invite you to Onyx Software Corporation’s 2003 Annual Meeting of Shareholders. The annual meeting will be held at 10:00 a.m. on Thursday, July 10, 2003 at Onyx’s executive offices, 1100 - 112th Avenue N.E., Suite 100, Bellevue, Washington.

      At the annual meeting, you will be asked to elect one director to the Onyx board of directors, reapprove Onyx’s 1998 Stock Incentive Compensation Plan, as amended and restated solely to impose limits on the number of shares that may be granted under the plan to any single employee in any single fiscal year, approve an amendment to our restated articles of incorporation effecting a one-for-four reverse stock split and an increase in our authorized capital and transact any other business properly presented at the meeting. You also will have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find other detailed information about Onyx and our operations, including our Annual Report on Form 10-K and our audited consolidated financial statements, enclosed with the 2002 annual report to shareholders.

      We hope you can join us on July 10. Whether or not you plan to attend the annual meeting, please read the enclosed proxy statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it in the enclosed postage-prepaid envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

Brent R. Frei
Chief Executive Officer and
Chairman of the Board

PROPOSAL ONE ELECTION OF DIRECTOR
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ADDITIONAL INFORMATION
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL TWO REAPPROVAL OF ONYX’S 1998 STOCK INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED
INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
OTHER MATTERS

1100 - 112th Avenue N.E.
Suite 100
Bellevue, Washington 98004-4504

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held July 10, 2003

June      , 2003

Dear Onyx Shareholders:

      On Thursday, July 10, 2003, Onyx Software Corporation will hold its annual meeting of shareholders at its executive offices, 1100 - 112th Avenue N.E., Suite 100, Bellevue, Washington. The annual meeting will begin at 10:00 a.m. Only shareholders who owned stock at the close of business on the record date, June 3, 2003, can vote at this meeting or any adjournment or postponement that may take place. At the annual meeting, we will ask you to:

•	elect one Class 3 director to our board of directors as more fully described in the accompanying proxy statement;

•	reapprove Onyx’s 1998 Stock Incentive Compensation Plan, as amended and restated solely to impose limits on the number of shares that may be granted to any single employee in any single fiscal year;

•	approve an amendment to our restated articles of incorporation effecting a one-for-four reverse stock split and increasing the number of authorized shares of our stock after the reverse stock split from 25,000,000 shares (including 20,000,000 shares of common stock and 5,000,000 shares of preferred stock) to 100,000,000 shares (including 80,000,000 shares of common stock and 20,000,000 shares of preferred stock); and

•	transact any other business that is properly presented at the meeting.

      YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEE FOR DIRECTOR, “FOR” REAPPROVAL OF THE 1998 STOCK INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED, AND “FOR” APPROVAL OF THE AMENDMENT OF OUR RESTATED ARTICLES OF INCORPORATION.

      At the annual meeting, we will also report on our 2002 business results and other matters of interest to shareholders.

      To ensure your representation at the annual meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope. Your stock will be voted in accordance with the instructions that you give on your proxy card. You may, of course, attend the annual meeting and vote in person even if you have previously returned your proxy card.

      The approximate date of mailing this proxy statement and accompanying proxy card is June      , 2003.

By order of the board of directors,

Paul B. Dauber
Vice President, Chief Legal Officer
and Secretary

PLEASE NOTE THAT ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO SHAREHOLDERS AS OF THE RECORD DATE, OR THEIR AUTHORIZED REPRESENTATIVES, AND GUESTS OF ONYX.

ONYX SOFTWARE CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The board of directors of Onyx Software Corporation is sending you this proxy statement in connection with its solicitation of proxies for use at Onyx’s 2003 annual meeting of shareholders. The annual meeting will be held at Onyx’s executive offices, 1100 - 112th Avenue N.E., Suite 100, Bellevue, Washington on Thursday, July 10, 2003 at 10:00 a.m. We intend to give or mail to shareholders definitive copies of this proxy statement and accompanying proxy card on or about June      , 2003.

Matters to Be Considered at the Annual Meeting

      At the annual meeting, shareholders of record of Onyx as of the close of business on June 3, 2003 will consider and vote on:

•	the election of one Class 3 director to the board, to hold office until the third annual meeting of shareholders following his election or until his successor is elected and qualified;

•	a proposal to reapprove Onyx’s 1998 Stock Incentive Compensation Plan, or the 1998 Plan, as amended and restated solely to impose limits on the number of shares that may be granted to any single employee in any single fiscal year;

•	a proposal to amend our restated articles of incorporation to effect a one-for-four reverse stock split and increase our authorized capital after the reverse stock split from 25,000,000 shares (including 20,000,000 shares of common stock and 5,000,000 shares of preferred stock) to 100,000,000 shares (including 80,000,000 shares of common stock and 20,000,000 shares of preferred stock); and

•	any other business that is properly presented at the meeting.

      THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEE FOR DIRECTOR, “FOR” REAPPROVAL OF THE 1998 PLAN, AS AMENDED AND RESTATED, AND “FOR” APPROVAL OF THE AMENDMENT OF OUR RESTATED ARTICLES OF INCORPORATION.

Record Date and Outstanding Shares

      Only those shareholders who owned common stock as of the close of business on June 3, 2003, the record date, are entitled to notice of and can vote at the annual meeting. As of the record date, there were                     issued and outstanding shares of common stock.

      Except as otherwise indicated in this proxy statement, none of the share or per share amounts reflect the proposed one-for-four reverse stock split.

Quorum

      A quorum for the annual meeting is a majority of the outstanding shares of common stock entitled to vote, whether in person or by proxy, at the annual meeting.

Revocability of Proxies

      If you give your proxy to us, you have the power to revoke it at any time before it is exercised. Your proxy may be revoked by:

•	notifying the secretary of Onyx in writing before the annual meeting;

•	delivering to the secretary of Onyx before the annual meeting a signed proxy with a date that is later than the previously delivered proxy; or

•	attending the annual meeting and voting in person.

Solicitation of Proxies

      The enclosed proxy is solicited on behalf of our board of directors. We will retain Mellon Investor Services to help solicit proxies. We will pay the cost of such services, which is estimated at approximately $5,000, plus expenses. In addition to soliciting by mail, our directors, officers and employees may solicit proxies by telephone, facsimile or otherwise. We will not additionally compensate our directors, officers and employees for this solicitation, but we will reimburse them for the out-of-pocket expenses they incur. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of common stock held of record by them will be reimbursed for the reasonable expenses they incur in forwarding the material.

Voting

      You are entitled to one vote for each share of common stock you hold on each item solicited for voting. In electing a director, the nominee who receives the greatest number of affirmative votes cast by holders of common stock present, whether in person or by proxy, and entitled to vote at the annual meeting will be elected to the board. You are not entitled to cumulate votes in electing directors.

      The affirmative vote of the holders of shares representing a majority of the votes cast at the annual meeting, in person or by proxy, is required to reapprove the 1998 Plan. The affirmative vote of the holders of shares representing a majority of the shares outstanding and entitled to vote at the annual meeting is required to approve the amendment of our restated articles of incorporation.

      If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted according to our recommendation. We are not aware, as of the date of this proxy statement, of any matters to be voted on at the annual meeting other than as stated in this proxy statement and the accompanying notice of annual meeting of shareholders. If any other matters are properly brought before the annual meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

      Any bank, broker or other fiduciary who holds shares of our common stock for the account of a customer who is the beneficial owner of those shares, and who does not receive specific instructions from the customer on how to vote, has the power to vote those shares at its discretion in the election of directors and for other routine matters for which it has not received voting instructions. Fiduciaries do not have discretionary voting authority, however, with respect to nonroutine matters. A “broker nonvote” occurs when a fiduciary may not vote, or give a proxy to vote, a customer’s shares because the customer did not provide voting instructions with respect to a nonroutine matter. An abstention occurs when a shareholder affirmatively instructs the vote to be withheld (by checking the “abstain” or “withhold authority to vote” box on the proxy card) or when a shareholder who has not given a proxy is present at a meeting and does not cast a ballot.

      Shares subject to abstentions and broker nonvotes are considered to be present at the annual meeting, and are therefore counted toward establishing the presence of a quorum. Abstentions are not treated as votes cast, so abstentions will have no effect on the election of the director or on the proposal to approve the 1998 Plan. With respect to the proposal to amend our restated articles of incorporation, however, abstentions will have the same effect as votes against the proposal. Because custodians will have discretionary voting authority with respect to the election of a director and reapproval of the 1998 Plan, there will be no broker nonvotes with respect to those matters. With respect to the proposal to amend our restated articles of incorporation, however, broker nonvotes will have the same effect as a vote against the proposal.

      If the annual meeting is postponed or adjourned for any reason, at any subsequent reconvening of the annual meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the annual meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

PROPOSAL ONE

ELECTION OF DIRECTOR

The board of directors recommends a vote “FOR” the election of the nominee to the board of directors.

      Our bylaws provide that our board of directors shall be composed of not less than five or more than nine directors, each of whom is placed into one of three classes such that there is an equal number as possible of directors in each class. At present, we have six directors. Every director subsequently elected to the board generally holds office for a three-year term and until his or her successor is elected and qualified. If, however, a director resigns from the board before the expiration of his or her term, the director elected or appointed to fill the resulting vacancy may be designated to a class such that he or she initially must be elected to a shorter term. At the annual meeting, one Class 3 director is to be elected, to hold office for a three-year term or until his successor is elected and qualified.

      Our board currently consists of H. Raymond Bingham, Teresa A. Dial, William B. Elmore, Brent R. Frei, Lee D. Roberts and Daniel R. Santell. Mr. Frei’s and Mr. Roberts’ terms expire at the 2003 annual meeting and Mr. Roberts will not be standing for reelection. Mr. Frei has been nominated for election to the board as a Class 3 director. After the annual meeting we will reduce the size of the board to five directors.

      Information is provided below with respect to both our continuing directors and our nominee for the board of directors. Unless otherwise instructed, the persons named in the accompanying proxy intend to vote shares represented by properly executed proxies for the nominee to the board named below. Although the board anticipates that Mr. Frei will be available to serve as a director, should Mr. Frei not accept the nomination, or otherwise be unwilling or unable to serve, we intend to cast votes for the election of a substitute nominee designated by the board.

      If a quorum is present, the nominee receiving the highest number of votes will be elected to serve as a Class 3 director. Abstentions will have no effect on the election of a director.

Nominee for Election as Class 3 Director — Term to Expire in 2006

      Brent R. Frei, age 37, is a cofounder of Onyx and has served as a director of Onyx since 1994. He was Onyx’s Secretary and Treasurer from September 1995 to October 1998, its President from September 1995 to January 2001 and has been Chief Executive Officer and Chairman of the Board since October 1998. From 1991 to February 1994, Mr. Frei was a Programmer Analyst with Microsoft’s Information Technology Group, in which position he was involved in creating international customer information systems. From 1989 to 1990, he was a mechanical engineer with Motorola Corporation. Mr. Frei is also a director of Onyx Software Japan KK. Mr. Frei received his B.S. in engineering from Thayer School of Engineering at Dartmouth College.

Continuing Class 1 Directors — Terms to Expire in 2004

      Teresa A. Dial, age 53, has served as a director of Onyx since April 2001. Ms. Dial retired from Wells Fargo & Co., where she served as group Executive Vice President and member of the management committee, as well as President and Chief Executive Officer of its subsidiary, Wells Fargo Bank. Ms. Dial serves on the board of directors of Blue Shield of California, NDC Health, LookSmart and TD Waterhouse Bank USA. Ms. Dial also serves on the boards of the Community College Foundation and the San Francisco Asian Art Museum, and is a member of the Council of 100 of Northwestern University. Ms. Dial received her B.A. in political science from Northwestern University and is a graduate of the Graduate School of Credit and Financial Management.

      William B. Elmore, age 50, has served as a director of Onyx since 1996. Since 1995, Mr. Elmore has been a member of Foundation Capital Management, L.L.C., the general partner of Foundation Capital, L.P., a venture capital firm focused on early-stage information technology companies. From 1987 to 1995, he was a general partner of Inman & Bowman, a venture capital firm. Mr. Elmore serves on the board of directors of Wind River Systems, Inc., as well as several privately held companies. Mr. Elmore received his B.S. and M.S. in electrical engineering from Purdue University and his M.B.A. from Stanford University.

Continuing Class 2 Directors — Terms to Expire in 2005

      H. Raymond Bingham, age 57, has served as a director of Onyx since 1999. Since April 1999, Mr. Bingham has been Chief Executive Officer and, from April 1993 to April 1999, he was Chief Financial Officer and Executive Vice President, of Cadence Design Systems, Inc. From 1988 to 1993, Mr. Bingham was Executive Vice President and Chief Financial Officer of Red Lion Hotels and Inns. From 1984 to 1988, he was Managing Director of Agrico Overseas Investment Company, a subsidiary of The Williams Companies, Inc. Mr. Bingham serves on the board of directors of Cadence, KLA-Tencor Corporation and Oracle Corp. Mr. Bingham received his B.S. in economics from Weber State University and his M.B.A. from the Harvard Business School.

      Daniel R. Santell, age 45, has served as a director of Onyx since 1994. Since August 2001, Mr. Santell has served as Chief Executive Officer of Alpha Path, Inc. From April 1999 to July 2001, Mr. Santell was Chief Executive Officer of Q Strategies, Inc. From July 1996 to March 1999, he was Vice President of Worldwide Services for InterWorld Corporation. From November 1995 to June 1996, he was Director of the North American Client Services Division of SSA Corporation. From November 1992 to October 1995, he was Vice President of Product Development of Platinum Software, and from 1983 to 1992, he was a Manager at Andersen Consulting LLP. Mr. Santell received his B.S.E. in geotechnical engineering from Purdue University and his M.B.A. from the University of Washington.

Committees of the Board of Directors and Meetings

      The board of directors held a total of 15 meetings during 2002. The board has an audit committee and a compensation committee. Each of these committees is responsible to the full board of directors and its activities are therefore subject to approval of the board. On January 24, 2003, the board formed a nominating and corporate governance committee. The functions performed by our committees are summarized below. Every incumbent director, other than Mr. Bingham, attended at least 75% of the total number of meetings of the board and meetings of the committees of the board on which he or she served in 2002.

      Audit Committee. The audit committee operates under a written charter adopted by the board of directors. On March 21, 2003, the board of directors adopted an amended and restated audit committee charter, a copy of which is attached to this proxy statement as Appendix A. The audit committee oversees our corporate financial reporting process, internal accounting controls, audit plans and results and financial reports. In addition, the audit committee recommends to our board the independent public accountants to be retained by Onyx. Messrs. Bingham, Roberts and Santell currently constitute the audit committee, each of whom is an “independent director” as defined by the Marketplace Rules of the National Association of

Securities Dealers. Mr. Roberts serves as the chairman of the audit committee. After the annual meeting, Ms. Dial will replace Mr. Roberts on the audit committee and we will appoint a new audit committee chairman to replace Mr. Roberts. The audit committee met seven times during 2002. The report of the audit committee is set forth on page 16 of this proxy statement.

      Compensation Committee. The compensation committee operates under a written charter adopted by the board of directors, which was amended and restated on March 21, 2003. The compensation committee reviews and approves the compensation and benefits for our executive officers and directors. The compensation committee also administers our stock option plans and our employee stock purchase plan. Messrs. Elmore, Roberts and Santell currently constitute the compensation committee, each of whom is an “independent director” as defined by the Marketplace Rules of the National Association of Securities Dealers. Mr. Roberts serves as the chairman of the compensation committee. After the annual meeting, the compensation committee will consist of Messrs. Elmore and Santell, and we will appoint a new chairman. The compensation committee held three meetings during 2002. On all other occasions in 2002 that the committee took action, it acted by unanimous written consent. The report of the compensation committee is set forth beginning on page 14 of this proxy statement.

      Nominating and Corporate Governance Committee. On January 24, 2003, the board of directors created a nominating and corporate governance committee and adopted a charter under which the committee will operate. The nominating and corporate governance committee monitors and safeguards the independence of our board by identifying individuals qualified to become board members and selecting, or recommending that the board select, the director nominees for election at our annual meetings of shareholders. Using the same criteria, the committee also recommends to the board candidates for filling positions on the board resulting from the death or resignation of directors. The committee also recommends directors for appointment to the committees of the board. The committee also considers any shareholder recommendations for director nominees that are submitted in accordance with the procedures established in our bylaws. Any shareholder wishing to submit a nomination for consideration at an annual meeting must provide notice of the nomination to Onyx no fewer than 90 days or more than 120 days before the one-year anniversary date of the prior year’s annual meeting. In addition, the committee provides a leadership role in shaping the corporate governance of Onyx. The committee will develop and recommend to the board a set of corporate governance principles and a code of business conduct and ethics applicable to our chief executive officer, chief financial officer, principal accounting officer and all other persons performing similar functions. Messrs. Elmore and Roberts and Ms. Dial currently constitute the nominating and corporate governance committee, each of whom is an “independent director” as defined by the Marketplace Rules of the National Association of Securities Dealers. After the annual meeting, the nominating and corporate governance committee will consist of Mr. Elmore, Ms. Dia1, Mr. Bingham and Mr. Santell.

Compensation Committee Interlocks and Insider Participation

      No current member of the compensation committee is an officer or employee of Onyx. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Compensation of Directors

      Nonemployee directors are entitled to receive an annual fee of $10,000 for serving as a member of the board of directors, an annual fee of $5,000 for serving as a member of the audit committee and an annual fee of $2,500 for serving as a member of either the compensation committee or the nominating and corporate governance committee. In addition, nonemployee directors are entitled to receive $1,500 for each board of directors meeting that they attend in person, $500 for each board meeting that they attend by telephone, $500 for each committee meeting that they attend in person and $250 for each committee meeting that they attend by telephone. Directors are also reimbursed for reasonable expenses they incur in attending meetings of the board of directors and its committees.

      Directors of Onyx are eligible to participate in our 1998 Stock Incentive Compensation Plan. In November 1994, we granted Mr. Santell a nonqualified stock option to purchase 100,000 shares of common stock at an exercise price of $0.06 per share. In January 1999, we granted Mr. Bingham a nonqualified stock option to purchase 100,000 shares of common stock at an exercise price of $4.50 per share, plus an automatic annual grant for each of the following five years, commencing in 2000, so long as Mr. Bingham is a director, of an option to purchase an additional 10,000 shares at an exercise price equal to the fair market value on the date of the grant. In July 1999, we granted Mr. Roberts a nonqualified stock option to purchase 50,000 shares of common stock at an exercise price of $9.91 per share. In October 1999, we granted him another nonqualified stock option to purchase 50,000 shares of common stock at an exercise price of $11.10 per share. In July 2000, we granted Mr. Roberts a nonqualified stock option to purchase 10,000 shares of common stock at an exercise price of $26.81 per share, plus an automatic annual grant, so long as Mr. Roberts is a director, of an option to purchase an additional 10,000 shares of common stock at an exercise price equal to the fair market value on the date of the grant. In addition, we granted Mr. Roberts a nonqualified stock option to purchase 25,000 shares of common stock at an exercise price of $3.87 per share in August 2001. On April 6, 2001, we granted each of Ms. Dial and Messrs. Elmore and Santell a nonqualified stock option to purchase 100,000 shares of common stock at an exercise price of $3.14 per share, plus an automatic annual grant for each of the following five years, commencing in 2002, so long as the recipient is a director, of an option to purchase an additional 10,000 shares of common stock at an exercise equal to the fair market value on the date of the grant.

      Each of these director options vests 20% per year over a period of five years, except for Mr. Roberts’ July 1999 grant, which was immediately vested and exercisable on the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of May 20, 2003, certain information regarding the beneficial ownership of:

•	each person known by us to own beneficially 5% or more of our outstanding voting securities, based on publicly available information (except in the case of Special Situations Fund III, L.P., as described below);

•	each of our officers for whom information is provided under “Executive Compensation” in this proxy statement;

•	each of our directors; and

•	all of our directors and executive officers as a group.

      On May 20, 2003, we had 55,347,534 shares of common stock outstanding. To our knowledge, the beneficial owners listed below have sole voting and investment power with respect to the shares shown as beneficially owned as of that date, except for Mazama Capital Management, Inc., with respect to which the information in this table is as of March 5, 2003 and WM Advisors, Inc., with respect to which the information in this table is as of January 31, 2003. Information about the shares owned by Special Situations Fund III, L.P., or SSF, is based on a questionnaire provided to us by SSF in connection with our private placement of common stock to SSF and other investors completed on May 19, 2003. Shares of common stock subject to options exercisable currently or within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

Name and Address of	Number of Shares
Beneficial Owners(1)	Beneficially Owned	Percentage

Executive Officers
Brent R. Frei(2)	3,212,672	5.8%
Brian C. Henry(3)	434,019	*
Eben W. Frankenberg(4)	1,244,260	2.3
Mary Reeder(5)	473,606	*
Mark P. Mader(6)	169,198	*
Leslie J. Rechan	1,055	*
Benjamin E. Kiker, Jr.(7)	95,162	*
Other Directors
H. Raymond Bingham(8)	92,000	*
Teresa A. Dial(9)	103,728	*
William B. Elmore(10)	875,152	1.6
Lee D. Roberts(11)	111,291	*
Daniel R. Santell(12)	162,864	*
All directors and executive officers as a group (13 persons)(13)	7,118,350	12.5
Other Principal Shareholders
Mazama Capital Management, Inc.(14)	10,779,600	19.5
WM Advisors, Inc.(15)	7,323,400	13.2
Special Situations Fund III, L.P.	4,015,539	7.3

*	Less than 1% of the outstanding shares of common stock.

(1)	The address for Mr. Frei is c/o Onyx Software Corporation, 1100 — 112th Avenue N.E., Suite 100, Bellevue, WA 98004-4504. The address for Mazama Capital Management, Inc. is One S.W. Columbia, Suite 1860, Portland, OR 97258. The address for WM Advisors, Inc. is 1201 Third Avenue, 22nd Floor, Seattle, WA 98102. The address for Special Situations Fund III, L.P. is 153 East 53rd Street, 55th Floor, New York, NY 10022.

(2)	Includes 20,833 shares subject to options exercisable currently or within 60 days of May 20, 2003.

(3)	Includes 332,291 shares subject to options exercisable currently or within 60 days of May 20, 2003.

(4)	Includes 80,000 shares held by two trusts for the benefit of Mr. Frankenberg’s children. Mr. Frankenberg disclaims beneficial ownership of such shares. Also includes 55,741 shares subject to options exercisable currently or within 60 days of May 20, 2003.

(5)	Includes 461,158 shares subject to options exercisable currently or within 60 days of May 20, 2003.

(6)	Includes 122,509 shares subject to options exercisable currently or within 60 days of May 20, 2003.

(7)	Includes 60,416 shares subject to options exercisable currently or within 60 days of May 20, 2003.

(8)	Represents shares subject to options exercisable currently or within 60 days of May 20, 2003.

(9)	Includes 42,000 shares subject to options exercisable currently or within 60 days of May 20, 2003.

(10)	Includes 12,380 shares held by Foundation Capital Entrepreneurs Fund L.L.C., which is affiliated with Foundation Capital Management, L.L.C. Mr. Elmore is a member of Foundation Capital Management, L.L.C., and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest arising from his interest in Foundation Capital Management, L.L.C. Also includes 706,854 shares held by the Elmore Living Trust, of which Mr. Elmore is trustee, 113,918 shares held by Elmore Family Investments, L.P., of which Mr. Elmore is general partner, and 42,000 shares subject to options exercisable currently or within 60 days of May 20, 2003.

(11)	Includes 101,291 shares subject to options exercisable currently or within 60 days of May 20, 2003.

(12)	Includes 42,000 shares subject to options exercisable currently or within 60 days of May 20, 2003.

(13)	Includes 1,500,030 shares subject to options exercisable currently or within 60 days of May 20, 2003.

(14)	The information in this table for Mazama Capital Management, Inc. is based solely on information provided by Mazama to Onyx in a letter dated March 5, 2003 regarding its beneficial ownership of our common stock as of that date.

(15)	The information in this table for WM Advisors, Inc. is based solely on a Schedule 13G filed by WM Advisors, Inc. with the Securities and Exchange Commission, or SEC, regarding its beneficial ownership of our common stock as of January 31, 2003.

ADDITIONAL INFORMATION

Executive Officers Who Are Not Directors

      Brian C. Henry, age 46, has been Executive Vice President and Chief Financial Officer since April 2001. From November 1999 to April 2001, Mr. Henry was Executive Vice President and Chief Financial Officer of Lante Corporation, an Internet consulting company. From April 1998 to November 1999, he was Chief Operating Officer of Convergys Information Management Group (formerly known as CBIS), a division of Convergys Corporation that provides billing and customer care to the communications industry. From April 1993 to September 1998, he was Executive Vice President and Chief Financial Officer of Cincinnati Bell, Inc., a diversified services company and former parent of Convergys Corporation. From June 1983 to April 1993, Mr. Henry was employed at Mentor Graphics Corporation, a leader in the electronic design automation industry, most recently as Vice President and Chief Financial Officer. Mr. Henry is also a director of Onyx Software Japan KK. Mr. Henry received his B.S. in business from Portland State University and his M.B.A. from the Harvard Business School.

      Eben W. Frankenberg, age 36, has been Executive Vice President of Global Alliances since January 2003. From January 2001 to January 2003, he was Executive Vice President of Sales and Marketing. He was Senior Vice President of Sales and Marketing from June 1999 to January 2001 and Vice President of Sales from January 1995 to June 1999. From January 1990 to December 1994, Mr. Frankenberg was a petroleum geophysicist for Amoco Production Company, a developer of crude oil and natural gas, and Amoco Netherlands Petroleum Co., a producer of petroleum. Mr. Frankenberg received his B.A. in earth sciences from Dartmouth College and his M.S. in geophysics from Stanford University.

      Mary A. Reeder, age 44, has been Senior Vice President of Research and Development since January 2001. She was Vice President of Product Development from June 1996 to January 2001. From 1989 to May 1996, Ms. Reeder worked for Microsoft, where she was involved in product development, process management and emerging technology. From 1987 to 1989, she developed custom software as an independent consultant. From 1985 to 1987, she was a Senior Programmer Analyst of Data I/O Corporation, a manufacturer of engineering programming systems. Ms. Reeder received her B.S. in computer science and her B.F.A. in graphic design from the University of Washington.

      Mark P. Mader, age 32, has been Senior Vice President of Global Services since January 2003. From December 2001 to January 2003, he was Vice President of Global Services. He was Vice President of Global Consulting from July 2000 to December 2001, Director of Consulting, Americas from January 1999 to June 2000 and Manager of Consulting from September 1997 to December 1998. Mr. Mader is also a director of Onyx Software Japan KK. Mr. Mader received his B.A. in geography from Dartmouth College.

      Benjamin E. Kiker, Jr., age 36, has been Senior Vice President and Chief Marketing Officer since July 2002. From July 2001 to June 2002, Mr. Kiker was Vice President of Marketing of Xtime, Inc., a service automation solutions provider, and from March 2000 to March 2001, he was Vice President of Marketing of Rapt, Inc., a revenue optimization solutions provider. From 1998 to 2000, Mr. Kiker was Vice President of Corporate Marketing of Clarify, a customer relationship management solutions provider, which is now a part of Amdocs Limited. From 1997 to 1998, he was Director of Field Marketing of Vantive Corporation, which is now a part of PeopleSoft, Inc. From 1995 to 1997, Mr. Kiker was Director

of Brand Marketing for the global business solutions division of Octel Communications, which is now a part of Avaya Inc. From 1989 to 1995, he held a variety of marketing and business consulting positions with Aspect Communications, most recently as Group Products Manager.

      Amy E. Kelleran, age 33, has been Vice President of Finance since April 2001 and Corporate Controller since May 1996. From July 2000 to April 2001, she was Interim Chief Financial Officer. From April 1995 to May 1996, she was Senior Financial Reporting Analyst at Attachmate Corporation. From August 1992 to April 1995, she was an auditor at Deloitte & Touche. Ms. Kelleran received her B.A. in accounting from the University of Puget Sound.

EXECUTIVE COMPENSATION

Compensation Summary

      The following table sets forth the compensation earned by our Chief Executive Officer, the four other most highly compensated executive officers whose salary and bonus for fiscal 2002 exceeded $100,000 and two additional individuals for whom information would have been reported but for the fact that these individuals were not serving as executive officers at the end of fiscal 2002.

Summary Compensation Table

					Long-Term
					Compensation
					Awards

		Annual Compensation			Securities
					Underlying	All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)	Options (#)	Compensation ($)

Brent R. Frei(1)	2002	$80,000		$—	—	—
Chief Executive Officer	2001	96,667		25,000	—	—
	2000	100,000		73,125	—	—
Brian C. Henry(2)	2002	$276,250		$—	100,000	$455	(3)
Executive Vice President and	2001	235,625		151,353	600,000	266,063	(3)
Chief Financial Officer
Eben W. Frankenberg	2002	$170,000		$—	20,000	—
Executive Vice President of	2001	195,000		69,375	31,990	—
Global Alliances	2000	150,000		118,125	25,000	—
Mary A. Reeder	2002	$144,002		$48,000	50,000	—
Senior Vice President of	2001	174,000		—	41,990	—
Research and Development	2000	150,000		6,875	25,000	—
Mark P. Mader(4)	2002	$163,328	(5)	$9,883	45,000	—
Senior Vice President of	2001	170,625		24,219	41,990	—
Global Services
Leslie J. Rechan(6)	2002	$277,703		$100,000	70,000	$146,449	(7)
Former President and	2001	313,430		400,000	1,000,000	132,394	(8)
Chief Operating Officer
Benjamin E. Kiker, Jr.(9)	2002	$102,501		$87,560	200,000	$4,647	(10)
Senior Vice President and
Chief Marketing Officer

(1)	Mr. Frei was also president of Onyx until the board appointed his successor, Leslie Rechan, on January 30, 2001, after which Mr. Frei has continued as chief executive officer.

(2)	Mr. Henry joined Onyx on April 4, 2001. His 2001 compensation reflects a partial year of service.

(3)	Represents expenses paid to Mr. Henry pursuant to his employment agreement dated March 14, 2001 in connection with his relocation to the Bellevue, Washington area.

(4)	Mr. Mader became an executive officer of Onyx on October 26, 2001. Although he was an employee of Onyx prior to that time, his compensation for 2000 is not included because he did not serve as an executive officer in any year before 2001.

(5)	Includes commissions paid in 2002.

(6)	Mr. Rechan joined Onyx on January 30, 2001. Mr. Rechan’s employment with Onyx ceased effective October 4, 2002. Both his 2001 and his 2002 compensation reflect a partial year of service.

(7)	Represents payments made to Mr. Rechan upon his cessation of employment with Onyx.

(8)	Represents expenses paid to Mr. Rechan pursuant to his employment agreement dated January 30, 2001 in connection with his relocation to the Bellevue, Washington area.

(9)	Mr. Kiker joined Onyx on July 1, 2002. His 2002 compensation reflects a partial year of service.

(10)	Represents expenses paid to Mr. Kiker pursuant to his employment agreement dated June 26, 2002 in connection with his relocation to the Bellevue, Washington area.

Option Grants

      During fiscal 2002, we granted options to purchase a total of 3,040,020 shares of common stock to our employees, including the individuals listed in the Summary Compensation Table. This number does not include options to purchase 50,000 shares of common stock that we granted to our non-employee directors during 2002. No stock appreciation rights were granted during fiscal 2002. These options were granted at exercise prices equal to the fair market value of our common stock on the date of grant.

      The following table sets forth certain information with respect to stock options granted to each of the individuals listed in the Summary Compensation Table in fiscal 2002. In accordance with the SEC rules, the “potential realizable values” provided in the following table are:

•	net of exercise price before taxes;

•	based on the assumption that our common stock appreciates at the annual rates shown, compounded annually, from the date of grant until the expiration of the term; and

•	based on the assumption that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

      These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

Option Grants in Fiscal 2002

	Individual Grants

		Percent of			Potential Realizable Value
		Total			at Assumed Annual Rates
	Number of	Options			of Stock Price
	Securities	Granted to			Appreciation for Option
	Underlying	Employees	Exercise		Term
	Options	in Fiscal	Price	Expiration
Name	Granted	Year	($/share)	Date	5%	10%

Brent R. Frei	—	—	—	—	—	—
Brian C. Henry(1)	100,000	3.29%	$3.988	1/25/12	$250,803	$635,584
Eben W. Frankenberg(1)	20,000	.66%	$3.988	1/25/12	50,160	127,117
Mary A. Reeder(1)	50,000	1.64%	$3.988	1/25/12	125,402	317,792
Mark P. Mader(1)	30,000	.99%	$3.988	1/25/12	75,241	190,675
	15,000	.49%	$3.70	6/7/12	34,856	88,333
Leslie J. Rechan(2)	70,000	2.30%	$3.988	1/25/12	175,650	445,132
Benjamin E. Kiker, Jr.(3)	200,000	6.58%	$3.56	7/2/12	447,773	1,134,745

(1)	Messrs. Henry’s, Frankenberg’s and Mader’s and Ms. Reeder’s options vest and become exercisable as to approximately 2% of the shares each month, commencing one month from the date of grant.

(2)	Such options originally vested and were exercisable as to approximately 2% of the shares each month, commencing one month from the date of grant. However, pursuant to Mr. Rechan’s employment agreement with Onyx, 29,166 of such option shares vested immediately upon the cessation of Mr. Rechan’s employment with Onyx on October 4, 2002, and the remaining 40,834 option shares were cancelled. On January 3, 2003, the last day on which he could exercise the vested options, Mr. Rechan chose not to so exercise, and thus the vested options were cancelled and returned to the 1998 Plan.

(3)	Mr. Kiker’s options vest and become exercisable as to 25% of the shares on July 1, 2003 and approximately 2% each month after such date. Of such options, the vesting of 100,000 option shares are subject to certain acceleration provisions pursuant to specified criteria. These options are also subject to acceleration in the event of a change of control of Onyx, as detailed in Mr. Kiker’s employment agreement dated June 26, 2002.

Option Exercises in 2002 and Fiscal Year-End Option Values

      The following table presents information about options exercised by, and held by, the executive officers named in the Summary Compensation Table and the value of those options as of December 31, 2002. The value of in-the-money options is based on the closing price on December 31, 2002 of $1.55 per share, net of the option exercise price.

Aggregated Option Exercises in 2002 and

Fiscal Year-End Option Values

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options
	Shares		December 31, 2002(#)		at December 31, 2002($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Brent R. Frei	—	—	—	—	—	—
Brian C. Henry	—	—	231,249	468,751	—	—
Eben W. Frankenberg	—	—	34,681	42,309	—	—
Mary A. Reeder	—	—	423,223	93,767	$473,000	—
Mark P. Mader	6,250	$23,375	83,006	92,734	450	—
Leslie J. Rechan	—	—	687,846	—	—	—
Benjamin E. Kiker, Jr.	—	—	—	200,000	—	—

Employment Contracts

      Pursuant to an employment agreement dated March 14, 2001, we agreed to provide Brian C. Henry, Onyx’s Executive Vice President and Chief Financial Officer, a signing bonus of $100,000, an annual salary of $325,000, participation in Onyx’s bonus program, insurance and other employee benefits, options to purchase 600,000 shares of common stock and an allowance to cover relocation expenses to the Bellevue, Washington area. Mr. Henry’s signing bonus is included in the amount set forth opposite his name in the Summary Compensation Table on page 9 of this proxy statement under the heading “Bonus.” His relocation allowance is included in the amount set forth opposite his name in the Summary Compensation Table under the heading “All Other Compensation.” In addition, we agreed to grant Mr. Henry additional annual option grants of 100,000 shares each, provided his performance meets expectations. Pursuant to this agreement, we granted Mr. Henry an option to purchase 100,000 shares of our common stock at an exercise price of $3.99 per share in January 2002. We entered into an amendment to Mr. Henry’s employment agreement on November 14, 2001. The amendment provided that, for a period beginning on November 1, 2001 and ending no later than December 31, 2002, up to 15% of Mr. Henry’s base compensation could have been reclassified as leveraged compensation, and that payment of the reclassified amounts could have been made according to Onyx’s leveraged compensation plan. No leveraged compensation was earned during the period covered under the amendment to Mr. Henry’s employment contract. We entered into a second amendment to Mr. Henry’s employment agreement on April 16, 2003. Pursuant to that amendment Mr. Henry agreed, for a period commencing April 16, 2003 and ending at our discretion but in no event later than December 31, 2003, that his base compensation be reduced to $292,500.

      Mr. Henry’s employment agreement also provides that if Mr. Henry is terminated other than for “Cause,” or if Mr. Henry terminates his employment in response to a “Constructive Termination” (as such terms are defined in the employment agreement), he will receive a severance payment equal to (a) the sum of twelve months’ base salary and the target incentive bonus in effect on the date of termination, (b) a pro rata portion of his unpaid target incentive bonus in effect on the date of termination, and (c) all earned, but unpaid, bonuses outside of the leveraged compensation program owed to him as of the date of termination. In addition, Mr. Henry will receive continuation of life insurance and health coverage for one year from the date of termination and accelerated vesting of all stock options held as of the date of termination. Furthermore, if Mr. Henry is terminated within two years of a change of control of Onyx, he will receive the same benefits listed above; however, the severance payment and continuation of insurance coverage will reflect an 18-month period from the date of termination.

      Pursuant to an employment agreement dated June 26, 2002, we agreed to provide Benjamin E. Kiker, Jr., Onyx’s Senior Vice President and Chief Marketing Officer (a) a signing bonus of $56,250, which was paid upon commencement of his employment, (b) $16,250, which was paid in September 2002, and (c) $15,000, which was paid in January 2003. These individual payments are subject to full repayment should Mr. Kiker leave Onyx voluntarily or be dismissed for serious cause within 12 months of receiving these payments.

      In addition, we agreed to provide Mr. Kiker with an annual salary of $205,000, participation in Onyx’s leveraged compensation bonus plan, insurance and other employee benefits, options to purchase 100,000 shares of common stock, additional options to purchase 60,000 and 40,000 shares of common stock and an allowance to cover relocation expenses to the Bellevue, Washington area. In addition, pursuant to his employment agreement, in January 2003, we granted Mr. Kiker an option to purchase 100,000 shares of common stock, based on Mr. Kiker’s performance in 2002. The first two installments of Mr. Kiker’s signing bonus, which were paid in 2002, are included in the amount set forth opposite his name in the Summary Compensation Table on page 10 of this proxy statement under the heading “Bonus.” His relocation allowance is included in the amount set forth opposite his name in the Summary Compensation Table under the heading “All Other Compensation.” We entered into an amendment to Mr. Kiker’s employment agreement on April 16, 2003. Pursuant to the amendment Mr. Kiker agreed, for a period commencing on April 16, 2003 and ending at our discretion but in no event later than December 31, 2003, that his base compensation be reduced to $184,500. In addition, we amended the terms of Mr. Kiker’s relocation expense reimbursement to reflect travel expense reimbursement only.

      Furthermore, Mr. Kiker’s employment agreement with Onyx provides that if Mr. Kiker’s employment is terminated due to a change of control of Onyx, Onyx shall provide Mr. Kiker (a) severance pay equal to four months’ base salary, (b) any earned but unpaid bonus amount owed to Mr. Kiker as of the date of termination, (c) continued medical coverage for four months from the date of termination, and (d) accelerated stock options.

      Pursuant to an employment agreement and a severance agreement between Onyx and Leslie J. Rechan, Onyx provided to Mr. Rechan upon cessation of his employment (a) a severance payment of $612,500, to be paid in equal, semi-monthly installments during the 12-month period immediately following the cessation of his employment (the “Severance Period”), (b) continuation of life insurance and health insurance coverage over the Severance Period, (c) reimbursement of the difference, up to $100,000, if Mr. Rechan decides to relocate during the Severance Period and sells his primary residence for an amount less than he originally paid for such residence, and (d) accelerated vesting of all stock options held by Mr. Rechan that would have vested during the Severance Period. On January 3, 2003, the last day on which he could exercise his vested options, Mr. Rechan chose not to so exercise, and thus the vested options were returned to the 1998 Plan.

May 2003 Private Placement

      On May 19, 2003, we completed a private placement of our common stock to certain institutional and other accredited investors. We issued an aggregate of 4,542,788 shares of common stock in the private placement, of which 4,153,900 shares were issued to Special Situations Fund III, L.P., or SSF, and other SSF funds at a purchase price of $0.65 per share. The remaining 388,888 shares were issued to several directors and executive officers of Onyx and one of their family members at a purchase price of $0.81 per share, which was determined according to the average of the closing bid prices of our common stock on the Nasdaq National Market on the two trading days immediately preceding the closing date of the private placement. The directors who purchased shares of our common stock in the private placement are: Teresa A. Dial (61,728 shares), William B. Elmore (92,593 shares), Brent R. Frei (37,037 shares) and Daniel R. Santell (30,864 shares). In addition to Mr. Frei, the executive officers who purchased shares of our common stock in the private placement are: Brian C. Henry (61,728 shares), Benjamin E. Kiker, Jr. (30,864 shares), Mark P. Mader (30,864 shares) and Mary Reeder (12,346 shares). We have agreed to register the resale of these shares on a registration statement on Form S-3 to be filed on or before June 18, 2003. Each of the above directors and officers has agreed not to sell any shares of Onyx common stock without our prior written consent before November 19, 2003.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

      The following table presents information as of December 31, 2002 with respect to our compensation plans, including individual compensation arrangements, under which equity securities are registered for issuance with the SEC.

Equity Compensation Plan Information

			Number of Securities
			Remaining Available for
	Number of Securities to		Future Issuance Under
	Be Issued Upon	Weighted-Average	Equity Compensation
	Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
	Warrants and Rights	Warrants and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	7,379,288 (1)	$7.79 (2)	5,408,334 (3)
Equity compensation plans not approved by security holders(4)	2,664,269	$4.57	1,081,419
Total	10,043,557	$6.93	6,489,753

(1)	Includes 1,185,532 shares of common stock to be issued upon exercise of options outstanding under our 1994 Combined Incentive and Nonqualified Stock Compensation Plan, or 1994 Plan, at December 31, 2002 and 5,976,890 shares of common stock to be issued upon exercise of options outstanding under our 1998 Plan at December 31, 2002. Also includes 216,866 shares of common stock issued under our 1999 Employee Stock Purchase Plan, or ESPP, on December 31, 2002, with respect to purchase rights accruing under the ESPP during the purchase period that commenced on July 1, 2002 and ended on December 31, 2002.

(2)	Includes the weighted-average exercise price of options outstanding under our 1994 Plan and 1998 Plan at December 31, 2002. Also includes the $286,263 purchase price of 216,866 shares of common stock issued under the ESPP on December 31, 2002 with respect to purchase rights accruing under the ESPP during the purchase period that commenced on July 1, 2002 and ended on December 31, 2002.

(3)	Includes 1,850,342 share available for future issuance under the 1994 Plan, 2,227,838 shares available for future issuance under the 1998 Plan and 1,330,154 shares available for future issuance under the ESPP. The number of shares reserved for issuance under the 1998 Plan is automatically increased on the first day of each fiscal year by an amount equal to the lesser of (a) 3,351,526 shares of common stock and (b) 5% of the adjusted average common shares outstanding used to calculate fully diluted earnings per share as reported in our annual report to shareholders for the preceding year. The number of shares reserved for issuance under the ESPP is automatically increased on the first day of each fiscal year by an amount equal to the least of (a) 400,000 shares, (b) 1.2% of the average number of common shares outstanding used to calculate fully diluted earnings per share as reported in our annual report to shareholders for the preceding year and (c) a lesser amount determined by our board of directors. See Note 11 of the Notes to Consolidated Financial Statements for the year ended December 31, 2002, included in our annual report on Form 10-K filed with the SEC, for more information regarding these equity compensation plans.

(4)	Includes common stock issuable under our 2001 Nonofficer Employee Stock Compensation Plan (the “2001 Plan”) and options granted outside any of our plans. There are options outstanding to purchase 255,282 shares of common stock that were granted outside of any of our plans, which options were granted at a weighted average exercise price of $7.92 per share. See Note 11 of the Notes to Consolidated Financial Statements for the year ended December 31, 2002, included in our annual report on Form 10-K filed with the SEC, for more information regarding the 2001 Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The compensation committee reviews and determines Onyx’s executive compensation objectives and policies, administers our stock option plans and approves certain stock option grants. The compensation committee operates under a written charter adopted by the board of directors, which was amended and restated by the board on March 21, 2003. On an annual basis, the committee evaluates the performance and compensation of our executive officers. The members of our compensation committee as of the date of this proxy statement are William B. Elmore, Lee D. Roberts and Daniel R. Santell.

      The committee’s executive compensation philosophy is to pay competitively in order to attract qualified executive personnel capable of leading Onyx in achieving its business objectives, retain and motivate these executives to superior performance, link individual compensation to individual and company performance, and align executives’ financial interests with those of our shareholders.

      Our executive compensation program includes the following components:

•	competitive base salaries;

•	annual bonuses that are structured to encourage executives to focus on achieving important short-term and long-term corporate objectives; and

•	long-term incentives, in the form of stock option grants, which provide financial rewards on the same basis as those realized by Onyx’s shareholders.

      Base Salary. When setting the base salary of the chief executive officer, the committee considers, among other factors, the range of salaries paid to executives of companies of comparable size in similar industries and located within the local area. In evaluating salaries, the committee considers knowledge of local pay practices as reported in financial periodicals or otherwise accessible to the committee, as well as the executive’s existing equity position. The base salary for executive officers is reviewed annually. Additionally, a review of the chief executive officer’s performance and a general review of Onyx’s financial and stock price performance are considered. With respect to Mr. Frei, the committee set his 2002 salary below prevailing market rates in recognition of, primarily, his substantial equity holdings as a founder of Onyx. Mr. Frei’s base salary for 2002 was $80,000. On January 24, 2003, the committee determined to raise Mr. Frei’s salary for 2003 to $250,000, an amount more representative of prevailing market rates for a chief executive officer due to the diminished value of his equity holdings in Onyx and his strategic importance to Onyx. Effective April 16, 2003, Mr. Frei elected to reduce his base salary to $99,000 as part of the Company’s cost-cutting efforts.

      Bonuses. All executives are eligible for cash bonuses based on attaining both corporate and individual goals, with the maximum potential bonus ranging from 25% to 100% of the executive’s base salary. Upon achieving these goals, bonus payment targets are set as a percentage of base compensation depending on the executive officer’s level of responsibility, with certain adjustments reflecting individual performance. Mr. Frei was not paid a bonus for 2002. Bonus payments for our other named executive officers are presented in the Summary Compensation Table under the heading “Bonus.”

      Stock Option Grants. Onyx provides its executive officers and other employees with long-term incentives through its stock option plans. The objective of the plans is to provide incentives to maximize shareholder value. The committee relies on a variety of subjective factors when granting options, which factors primarily relate to the responsibilities of the individual officers, their expected future contribution, prior option grants and overall equity position in Onyx. Options are typically granted at the then-current market price. Prior to January 2000, option grants were typically subject to a four-and-one-half-year vesting period. After January 2000, option grants are typically subject to a four-year vesting period.

      Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a corporation of compensation in excess of $1 million paid to the chief executive officer and any other of its four most highly compensated executive officers. Compensation that qualifies as “performance-based” is, however, excluded from the $1 million limit. The committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. Onyx’s stock option plans are designed to qualify as performance-based compensation that is fully deductible by Onyx for income tax purposes. If shareholder approval of Proposal Two, which is more fully described beginning on page 18 of this proxy statement, is not obtained, we would lose the ability to deduct certain “performance-based” compensation derived from option grants made under our 1998 Stock Incentive Compensation Plan for federal income tax purposes.

      The committee believes that our compensation policies have been successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to our goals. The committee will continue to monitor the compensation levels potentially payable under Onyx’s other compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with competitive practice, Onyx’s compensation philosophy and Onyx’s best interests.

COMPENSATION COMMITTEE

William B. Elmore
Lee D. Roberts
Daniel R. Santell

March 21, 2003

AUDIT COMMITTEE REPORT

      The audit committee of our board of directors is composed of three independent directors and operates under a written charter adopted by the board of directors, which was amended and restated by the board on March 21, 2003. The three members of the audit committee as of the date of this proxy statement are H. Raymond Bingham, Lee D. Roberts and Daniel R. Santell.

      Our management is responsible for our internal controls and the financial reporting process. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report on their audit. The audit committee’s responsibility is to monitor and oversee these processes. In addition, the audit committee recommends to the full board of directors the selection of our independent auditors.

      In this context, the audit committee has met and held discussions with management and KPMG LLP, our independent auditors for the year ended December 31, 2002. In addition, the members of the audit committee individually reviewed our consolidated financial statements before they were filed with the SEC in our periodic reports on Forms 10-Q and 10-K. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the audit committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The audit committee also discussed with management and the auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

      KPMG LLP, Onyx’s independent auditors for the year ended December 31, 2002, also provided to the audit committee the written disclosures required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the audit committee KPMG’s independence.

      Based on the audit committee’s discussion with management and the independent auditors and its review of the representation of management and the report of the independent auditors to the audit committee, the audit committee recommended that the board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC.

AUDIT COMMITTEE

H. Raymond Bingham
Lee D. Roberts
Daniel R. Santell

March 21, 2003

PERFORMANCE GRAPH

      The following graph shows a comparison of cumulative total shareholder return for Onyx, the S&P 500 Index and the Application Software Index. The graph shows the value of $100 invested on February 12, 1999, the date of our initial public offering, in our common stock, the S&P 500 Index and the Application Software Index.

	Feb. 12, 1999	Dec. 31, 1999	Dec. 29, 2000	Dec. 31, 2001	Dec. 31, 2002

Onyx	$100	$285	$169	$60	$24
S&P 500 Index	$100	$117	$105	$92	$70
Application Software Index	$100	$174	$93	$89	$63

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires Onyx’s officers, directors and persons who own more than 10% of a registered class of Onyx’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish Onyx with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms it received, or written representations from certain reporting persons that no forms were required for those persons, Onyx believes that all filing requirements required by Section 16(a) during 2002 applicable to its officers, directors and greater-than-10% beneficial owners were met.

PROPOSAL TWO

REAPPROVAL OF ONYX’S 1998 STOCK INCENTIVE COMPENSATION PLAN, AS

AMENDED AND RESTATED

The board of directors recommends a vote “FOR” reapproval of the 1998 Stock Incentive

Compensation Plan, as amended and restated.

General

      Our 1998 Stock Incentive Compensation Plan, or the 1998 Plan, was adopted by our board of directors on October 23, 1998, approved by our shareholders on November 24, 1998 and amended by our board of directors on July 1, 2000, and provides for the grant to employees (including officers and employee directors) of Onyx of incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, and the grant to employees, directors, officers, consultants, agents, advisors and independent contractors of Onyx of nonstatutory stock options, or NSOs, and stock awards. As of May 20, 2003, 2,563,710 shares of our common stock were available for grant under the 1998 Plan. In addition, the 1998 Plan provides for annual increases in the number of shares of common stock available for issuance under the 1998 Plan equal to the lesser of (a) 3,351,526 shares of common stock and (b) 5% of the adjusted average common shares outstanding used to calculate fully diluted earnings per share as reported in our annual report to shareholders for the preceding year.

Proposal

      In March 2003, subject to shareholder approval, the board of directors amended and restated the 1998 Plan solely to add limitations on the number of shares that may be granted to any single employee in any single fiscal year. Under the proposed 1998 Plan, as amended and restated, no more than 750,000 shares of our common stock may be awarded in the aggregate to any single optionee in any single fiscal year; provided, however, that an optionee may receive options to purchase up to 1,000,000 shares in the first year of that employee’s employment with Onyx. The board directed that we submit the material terms of the 1998 Plan, as amended and restated, to our shareholders for reapproval for purposes of Section 162(m) of the Code, or Section 162(m). A form of the proposed 1998 Plan, as amended and restated, is attached as Appendix B to this proxy statement. The material terms of the 1998 Plan are described below under the heading “Summary of the 1998 Plan.”

      If a quorum is present, reapproval of the Plan requires the affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy. Abstentions are not treated as votes cast, so abstentions will have no effect on the proposal to reapprove the 1998 Plan. Because custodians will have discretionary authority with respect to the proposal to reapprove the 1998 Plan, there will be no broker nonvotes with respect to this matter.

      Approval for Section 162(m) Purposes. We are asking our shareholders to reapprove the material terms of the 1998 Plan, as amended and restated, which are unchanged from the current version of the 1998 Plan with the exception of the inclusion in the 1998 Plan of new limits on the number of shares that may be granted under the 1998 Plan to any single employee in any single fiscal year. Shareholder approval of the 1998 Plan, as amended and restated to include the new grant limitations, is required to preserve corporate income tax deductions that may become available to us pursuant to Section 162(m). We are asking our shareholders for this reapproval so that we may deduct for federal income tax purposes compensation in excess of $1 million that may be paid to certain executive officers in any single year. Compensation includes cash compensation, income arising from the exercise of NSOs, and disqualifying dispositions of ISOs.

      Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to certain executive officers to the extent that any of these persons receive more than $1 million in compensation in any single year. We may, however, deduct such compensation for federal income tax purposes even if it exceeds the $1 million limit if it qualifies as “performance-based” compensation for Section 162(m) purposes. Options granted under the 1998 Plan are generally designed to qualify as “performance-based” compensation within the meaning of Section 162(m). For these options to continue to qualify as “performance-based” compensation, our shareholders must reapprove the material terms of the 1998 Plan.

      We believe that we must retain the flexibility to respond to changes in the market for top executives and offer compensation packages that are competitive with those offered by others in our industry. In the event we are motivated by competitive forces to offer compensation that could potentially be in excess of $1 million to our executive officers, the board of directors believes it would be in our best interests and those of our shareholders to be able to deduct such compensation for federal income tax purposes.

      If our shareholders do not reapprove the 1998 Plan, as amended and restated, the 1998 Plan will continue to exist in its current form, and we would continue to make grants to our executive officers under the 1998 Plan, but we would lose the ability to deduct certain “performance-based” compensation derived from option grants under the 1998 Plan for federal income tax purposes.

Summary of the 1998 Plan

      Eligibility to Receive Options. Options may be granted under the 1998 Plan to those employees, directors and officers of Onyx and its subsidiaries that the plan administrator from time to time selects. Options may also be issued to consultants, agents, advisors and independent contractors who provide services to us or our subsidiaries. Approximately 360 individuals are currently eligible to participate in the 1998 Plan.

      Shares Subject to the 1998 Plan. As of May 20, 2003, 2,563,710 shares of our common stock were available for grant under the 1998 Plan. In addition, under the terms of the 1998 Plan, the pool of shares issuable under the 1998 Plan shall increase annually by an amount of shares equal to the lesser of (a) 3,351,526 shares of common stock and (b) 5% of the adjusted average common shares outstanding used to calculate fully diluted earnings per share as reported in our annual report to shareholders for the preceding year. Shares issued under the 1998 Plan will be drawn from authorized but unissued shares of common stock or shares that we now hold or subsequently acquire.

      Subject to adjustment as provided in the 1998 Plan and to the extent required for compliance with Section 162(m), no more than 750,000 shares of our common stock may be awarded in the aggregate to any one optionee in any single fiscal year; provided, however, that an employee may receive options to purchase up to 1,000,000 shares in the first year of that employee’s employment with Onyx or its subsidiaries.

      Any shares of our common stock that subsequently cease to be subject to an option granted under the 1998 Plan (other than because of exercise of that option) will again be available for issuance in connection with future grants of options under the 1998 Plan.

      Administration. The board or a committee appointed by the board and consisting of at least two members of the board will administer the 1998 Plan. The plan administrator will have the authority to determine all matters relating to options under the 1998 Plan, including the persons to whom options are granted, the type of options, the number of shares of common stock subject to an option and all terms, conditions, restrictions and limitations of options and the terms of any instrument that evidences an option. The plan administrator also has the exclusive authority to interpret the 1998 Plan and may from time to time adopt or change rules and regulations of general application for administering the 1998 Plan.

      Options. Options granted under the 1998 Plan may be either ISOs or NSOs. The exercise price shall be as determined by the plan administrator, but for all ISOs granted under the 1998 Plan shall not be less than 100% of the fair market value of our common stock on the date of grant. “Fair market value,” for purposes of the 1998 Plan, means the average of the high and low per share sales prices for our common stock on the date of grant, as reported by the Nasdaq National Market. On May 20, 2003, the average of the high and low per share sales prices price for our common stock was $0.74.

      The plan administrator has broad discretion to determine the terms and conditions under which options are exercisable, but under no circumstances may an option have a term exceeding ten years from the date it is granted.

      The exercise price may be paid in cash or by check, or, unless the plan administrator determines otherwise at any time, by a combination of cash and/or check, and either or both of shares of our common stock that have been held for at least six months or delivery of a properly executed exercise notice, together with irrevocable instructions to a broker.

      Each option will be exercisable according to a vesting schedule determined by the plan administrator. If no vesting schedule is contained in the instrument evidencing the option, the option will become exercisable over four years: 25% of the grant to be exercisable 12 months from the date of the grant and an additional 2.0833% of the grant to be exercisable each additional month thereafter. The plan administrator will also determine the circumstances under which an option will be exercisable in the event the optionee ceases to be employed by or provide services to us or one of our subsidiaries. If these circumstances are not established, options generally will be exercisable for one year after termination of services as a result of death or disability and for three months after all other terminations, but in no event later than the remaining term of the option. An option will terminate automatically if the optionee’s services are terminated for “cause,” as that term is defined in the 1998 Plan.

      Transferability. Unless the plan administrator determines otherwise in its sole discretion, and except to the extent permitted by Section 422 of the Code, no option will be assignable or otherwise transferable by the optionee other than by will or the laws of descent and distribution and, during the optionee’s lifetime, the option may be exercised only by the optionee.

      Corporate Transactions. In the event of a “Corporate Transaction,” as that term is defined in the 1998 Plan, unless the option agreement provides otherwise, each option that is outstanding at that time shall automatically accelerate so that the option becomes 100% vested immediately before the effective date of the Corporate Transaction, except that the option will not accelerate if and to the extent that the option is to be assumed by the successor corporation or its parent or replaced with a comparable award for the purchase of shares of the capital stock of the successor corporation. The determination of comparability will be made by the plan administrator, whose determination will be conclusive and binding. All options will terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent they are assumed by the successor corporation. Any options that are assumed or replaced in the Corporate Transaction and do not otherwise accelerate at that time will be accelerated in the event the optionee’s employment or services with the successor corporation subsequently terminates within two years following the Corporate Transaction, unless his or her employment or services are terminated by the successor corporation for “cause” or by the optionee voluntarily without “good reason” (as those terms are defined in the 1998 Plan). A “Corporate Transaction” is defined in the 1998 Plan to include specified changes in the composition of our board of directors, significant acquisitions of outstanding shares of our common stock, or approval by our shareholders of (i) a complete liquidation or dissolution of Onyx, (ii) a merger or other consolidation in which Onyx is not the surviving corporation, or pursuant to which shares of our common stock are converted into cash, securities or other property if following such merger or consolidation the holders of our outstanding voting securities immediately prior to such merger or consolidation own less than a majority of the outstanding voting securities of the surviving corporation, or (iii) sales or other dispositions of all or substantially all of our assets.

      Further Adjustment of Options. If we split or consolidate shares or make any other similar capital adjustment of our common stock, we will proportionately adjust the number and kind of shares subject to the Plan, any outstanding options under the 1998 Plan and the option exercise prices.

      Withholding. We may require an optionee to pay to us any applicable withholding taxes that we are required to withhold with respect to the grant or exercise of any option. The withholding tax may be paid in cash or, subject to applicable law, the plan administrator may permit the optionee to satisfy such obligations by withholding or delivering shares of our common stock.

      Amendment and Termination. The 1998 Plan may be amended or terminated at any time by our board of directors. To the extent required by Section 422 of the Code or any applicable law or regulation, however, any amendment that would increase the number of shares available under the 1998 Plan, modify the class of persons eligible to receive options or otherwise require shareholder approval must be approved by our shareholders.

Federal Income Tax Consequences

      The following paragraphs briefly describe the federal income tax consequences of the 1998 Plan to the optionee and to Onyx, based on current provisions of the Code. This summary does not address all possible tax aspects of transactions that may arise under the 1998 Plan, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes that could be applied retroactively, and circumstances peculiar to certain individuals may change the usual income tax results.

      Option Grants. Under present law and regulations, the optionee will not recognize income when the option is granted.

      Exercise of NSOs. When exercising an NSO, the optionee will recognize taxable ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the option exercise price. When the optionee sells the shares, he or she will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the optionee receives from the sale and the tax basis of the shares sold. If the optionee pays the option exercise price entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the option exercise price), and the shares’ holding period will begin on the day after the exercise date.

      If the optionee uses already-owned shares of Onyx common stock to pay the option exercise price, in whole or in part, the Internal Revenue Service, or IRS, will not treat the sale as a taxable disposition of the already-owned shares, except under certain circumstances relating to already-owned shares received upon the exercise of ISOs, as described below. The optionee may carry over his or her tax basis and holding period for the already-owned shares to the equivalent number of shares he or she receives upon exercise. The tax basis of the additional shares the optionee receives upon exercise will be their fair market value on the exercise date (but not less than the amount of cash, if any, used to pay for the shares), and the holding period for the additional shares will begin on the day after the exercise date.

      The NSO tax consequences described above also apply to an ISO that the optionee exercises more than three months after his or her termination of employment with Onyx or one of its subsidiaries (or more than 12 months after termination in the case of permanent and total disability, as defined in the Code).

      Exercise of ISOs. If the optionee exercises an ISO while he or she is employed with Onyx or one of its subsidiaries or within three months after his or her employment ends (12 months in the case of permanent and total disability), the optionee will recognize no income at the time of exercise (although he or she will have income for alternative minimum income tax purposes at that time, as if the option were an NSO). If the optionee sells or exchanges the shares after the later of (a) one year from the date the optionee exercised the option and (b) two years from the grant date of the option, the transaction will be taxed as a long-term capital gain or loss on the difference between the amount the optionee received in the sale or exchange and the option exercise price. If the optionee disposes of the shares before these holding period requirements are satisfied, which would constitute a Disqualifying Disposition, then the optionee will recognize taxable ordinary income in the year of disposition equal to the excess, on the date of exercise of the option, of the fair market value of the shares received over the option exercise price (or generally, if less, the excess of the amount realized on the sale of the shares over the option exercise price), and the optionee will have capital gain or loss (long-term or short-term, as the case may be) equal to the difference between (i) the amount the optionee received when he or she sold the shares and (ii) the option exercise price increased by the amount of ordinary income, if any, the optionee recognized.

      We cannot be sure of the tax consequences of exercising an ISO by delivering already-owned shares of common stock. In proposed regulations, the IRS has taken the position that (a) except as described below, the optionee will recognize no income at the time of a stock-for-stock exercise, (b) to the extent the optionee acquires an equivalent number of shares, the optionee’s basis in the shares he or she acquires upon exercise will equal his or her basis in the surrendered shares increased by any compensation income he or she recognizes, (c) the optionee’s basis in any additional shares acquired upon such exercise will be zero, and (d) the IRS will view a Disqualifying Disposition of the acquired shares within the one- or two-year period described above first as a Disqualifying Disposition of the shares with the lowest basis. Furthermore, if the optionee exercises an ISO by tendering already-owned shares for which the ISO holding period described above has not been satisfied at the time of exercise, the IRS will treat the transaction as a Disqualifying Disposition. The optionee will recognize compensation income and will be subject to other basis allocation and holding period requirements if the optionee makes a Disqualifying Disposition.

      Tax Consequences to Onyx. In the foregoing cases, we will be entitled to a deduction in the same amount as the optionee recognizes in ordinary income, subject to limitations on deductions for compensation contained in the Code.

New Plan Benefits

      Reapproval of the 1998 Plan, including the new limitations on the number of shares that may be granted under the 1998 Plan to any single employee in any single fiscal year, will not affect any currently outstanding option awards or award opportunities. Because awards under the 1998 Plan are discretionary, we cannot determine at this time the size and the recipients of grants to be made under the 1998 Plan if the 1998 Plan is reapproved by our shareholders. Grants made under the 1998 Plan in the last three years to our chief executive officer and our four other most highly compensated executive officers whose total compensation exceeded $100,000 in 2002 are reported in the Summary Compensation Table above, and grants made under the 1998 Plan to our nonemployee directors are reported in the section above entitled “Proposal One — Election of Director — Compensation of Directors.”

PROPOSAL THREE

AMENDMENT OF THE RESTATED ARTICLES OF INCORPORATION TO EFFECT

A REVERSE STOCK SPLIT AND INCREASE AUTHORIZED CAPITAL

The board of directors recommends a vote “FOR” approval of amendment of our restated

articles of incorporation

Overview

      You are being asked to vote on an amendment to our restated articles of incorporation, or the Restated Articles, that would effect a one-for-four reverse stock split and increase our authorized capital after the reverse stock split from 25,000,000 shares (including 20,000,000 shares of common stock and 5,000,000 shares of preferred stock) to 100,000,000 shares (including 80,000,000 shares of common stock and 20,000,000 shares of preferred stock). Our board of directors has adopted resolutions approving, declaring advisable and recommending to our shareholders for their approval a proposal to amend our Restated Articles to effect this reverse stock split and increase our authorized capital. If our shareholders approve the proposal to amend our Restated Articles to effect the reverse stock split and increase our authorized capital, we will file Articles of Amendment with the Secretary of State of the state of Washington as soon as possible after the annual meeting. The reverse stock split and the increase in our authorized capital, as described above, will become effective at the time specified in the Articles of Amendment, which will most likely be five business days after the filing of the Articles of Amendment.

Reasons for the Reverse Stock Split

      We believe that we should implement a reverse stock split to reduce the number of issued and outstanding shares, which are a result, in part, of our past acquisitions and offerings and our two-for-one forward stock split effected on March 1, 2000. We also believe that a reverse stock split may facilitate the continued listing of our common stock on the Nasdaq National Market and may enhance the desirability and marketability of our common stock to the financial community and the investing public. Furthermore, by obtaining shareholder approval of a reverse stock split at the annual meeting, we will satisfy one of the agreements we made with the investors in our recent private placement completed on May 19, 2003.

      If we effect the reverse stock split, we believe that the resulting reduction in the number of outstanding shares of our common stock may encourage greater interest in our common stock by the investment community. We believe that the current market price of our common stock may impair its acceptability to institutional investors, professional investors and other members of the investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their own portfolios, which reduces the number of potential buyers of our common stock. In addition, analysts at many leading brokerage firms are reluctant to recommend lower-priced stocks to their clients or to monitor the activity of lower-priced stocks. A variety of brokerage-house policies and practices also tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. We believe that if the reverse stock split has the effect of raising the trading price of our common stock, the investment community may find our common stock to be more attractive, which could promote greater liquidity for our existing shareholders.

      Our common stock is quoted on the Nasdaq National Market. To be quoted on the Nasdaq National Market, among other things, a company’s common stock must maintain a minimum bid price of $1.00 per share. On May 5, 2003, we received notification from the Nasdaq National Market that we were not in compliance with this minimum bid price rule and that we have 180 days to regain compliance. To regain compliance, our stock price must trade above $1.00 for ten consecutive trading days. We believe that the reverse stock split may help us to regain compliance with the Nasdaq minimum bid price listing requirement by causing an increase in the minimum bid price of our common stock to above the $1.00 per share minimum, although we cannot assure you that this will occur. If we do not regain compliance, and our common stock is delisted from the Nasdaq National Market, trading in our common stock, if any, would have to be conducted on the Nasdaq Small Cap Market, the OTC Bulletin Board or in the non-Nasdaq over-the-counter (or “pink sheet”) market. This would likely significantly decrease the liquidity of our common stock.

Risks Associated With the Reverse Stock Split

      This proxy includes forward-looking statements, including statements regarding the potential benefits of a reverse stock split, such as the potential for increased investor interest, continued listing on the Nasdaq National Market and a higher trading price for our common stock. Words such as “believes,” “anticipates,” and “intends” may identify forward-looking statements but the absence of those words does not mean that a statement is not forward looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These risks include but are not limited to risks relating to the volatility of our stock price, general market and economic conditions and risks related to market acceptance of our software. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the factors described in the section entitled “Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price” in our filings with the SEC, including our quarterly report on Form 10-Q filed on May 15, 2003.

      The reverse stock split may not result in the benefits described above under the heading “Reasons for the Reverse Stock Split.” Specifically, the market price of our common stock immediately after the effective date of the proposed reverse stock split may not be maintained for any period of time or may not approximate four times the market price of our common stock before the reverse stock split. Accordingly, the total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the current market price. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split. As a result, the reverse stock split could further adversely affect the market price of our common stock. Furthermore, although we believe that a higher stock price, if achieved, may help generate investor interest, we cannot guarantee that this will be the case.

Implementation and Effects of the Articles of Amendment

      If our shareholders approve the proposal to amend and restate the Restated Articles and we implement the proposal by filing Articles of Amendment, the Articles of Amendment would have the following effects:

•	every four shares of our authorized common stock would automatically be changed into and become one new share of our common stock and every four shares of our authorized preferred stock would become one new share of our preferred stock;

•	the number of shares of our common stock issued and outstanding would be reduced proportionately;

•	proportionate adjustments would be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of our common stock, which would result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the reverse stock split;

•	proportionate adjustments would be made to the number of shares of Series A Participating Cumulative Preferred Stock, or Series A Stock, issuable upon exercise of each right under our Rights Agreement, or Rights Agreement, dated as of October 25, 1999, as amended March 5, 2003, between Onyx and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.) as rights agent, the purchase price and the redemption price in effect at the effective time of the reverse stock split and the number of rights outstanding at such time;

•	the designation of rights and preferences of our Series A Stock would be amended to ensure that such relative rights and preferences are proportionately maintained following the reverse stock split;

•	the number of shares reserved for issuance under our existing stock option plans and employee stock purchase plan would be reduced proportionately based on the one-for-four reverse stock split ratio; and

•	the number of shares of common stock authorized for issuance would increase after the split from 20,000,000 to 80,000,000 and the number of shares of preferred stock authorized for issuance after the split would increase from 5,000,000 to 20,000,000.

      The reverse stock split will be effected simultaneously for all of our common stock and the exchange number will be the same for all of our common stock. The reverse stock split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interests in Onyx, except to the extent that the reverse stock split results in any shareholder owning a fractional share. As described below, shareholders who would otherwise be entitled to fractional shares will receive a cash payment in lieu of such fraction.

No Fractional Shares

      As a result of the reverse stock split, the exchange of a shareholder’s existing shares into post-reverse stock split shares may result in the creation of fractional shares. For instance, if the reverse stock split ratio is set at one-for-four, a shareholder who owns 50 pre-reverse stock split shares would be entitled to receive twelve and one-half post-reverse stock split shares. The one-half share is a fractional share. It is Onyx’s intent that shareholders who otherwise would be entitled to receive fractional shares will be entitled, upon surrender of the certificate or certificates representing such shares, to a cash payment in lieu of the fraction. The cash payment will be in an amount determined by multiplying (a) the fraction of a share to which the shareholder would have been entitled by (b) the per share closing sales price of our common stock on the effective date of the reverse stock split, as reported on the Nasdaq National Market. Thus, if we effect the reverse stock split, the shareholder in the example above would receive twelve post-reverse stock split shares plus an amount in cash equal to 50% of the closing sales price for one share of our common stock on the effective date of the reverse stock split.

      Shareholders who are entitled to receive cash in lieu of fractional shares as a result of the reverse stock split should note that we may be required, under applicable escheat laws, to pay sums due for fractional interests that are not claimed within a reasonable amount of time after the effective time to the designated agents for certain jurisdictions. This may be required by the laws of Washington state, where Onyx is incorporated and has its principal executive offices, the jurisdiction in which a shareholder resides, or the jurisdiction where the funds will be deposited.

Authorized Capital

      The Articles of Amendment will also have the effect of increasing our authorized capital following the reverse stock split. After the reverse stock split, the number of shares of our common stock authorized for issuance would increase from 20,000,000 to 80,000,000 and the number of shares of our preferred stock authorized for issuance would increase from 5,000,000 to 20,000,000.

      These additional shares would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into common stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing business environment. Any financing we obtain may contain covenants that restrict our freedom to operate our business or may have rights, preferences or privileges senior to our common stock and may dilute our current shareholders ownership interest in Onyx.

Potential Antitakeover Effect

      The additional shares of common stock that would become available for issuance if the reverse stock split is approved could also be used by us to oppose a hostile takeover attempt or delay or prevent changes of our control or changes in or removal of our management, including any transaction that may be favored by a majority of the independent shareholders or in which the shareholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further shareholder approval, our board of directors could strategically sell shares of our common stock in a private transaction to purchasers who would oppose a takeover or favor our current board of directors. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an antitakeover effect, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of Onyx. In addition to the reverse stock split proposal, our Rights Agreement and provisions of our articles of incorporation and of Washington law may make it more difficult for a third party to take over or change control of Onyx.

Other Effects on Outstanding Shares

      The rights and preferences of the outstanding shares of our common stock would remain the same after the reverse stock split. Each share of common stock issued pursuant to the reverse stock split would be fully paid and nonassessable.

      In addition, the reverse stock split would result in some shareholders owing “odd-lots” of fewer than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Accounting Matters

      The reverse stock split will not affect the par value of our common stock. On the effective date of the reverse stock split, the stated capital on Onyx’s balance sheet attributable to Onyx’s common stock would be reduced proportionately, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of Onyx’s common stock would be increased because there will be fewer shares of Onyx’s common stock outstanding.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

      If our shareholders approve this proposal, we intend to implement the reverse stock split as soon as possible thereafter by filing Articles of Amendment with the Secretary of State of the state of Washington. The reverse stock split will become effective at the time specified in the Articles of Amendment, which will most likely be five business days after the filing of the Articles of Amendment, and which we refer to as the “Effective Time.” Beginning at the Effective Time, each certificate representing shares of our common stock before the reverse stock split will automatically be deemed for all corporate purposes to evidence ownership of one-fourth of one share of our common stock after the reverse stock split. All shares issuable upon exercise or conversion of outstanding options, warrants or other securities will automatically be adjusted. The form of Articles of Amendment to effect the reverse stock split and the increase in authorized capital is attached hereto as Appendix C; however, the text of the Articles of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the state of Washington and as our board of directors deems necessary and advisable to effect the reverse stock split.

      As soon as practicable after the Effective Time, shareholders will be notified that the reverse stock split has been effected. We expect that our transfer agent, Mellon Investor Services LLC, will act as exchange agent for purposes of implementing the exchange of stock certificates. Shareholders of record will receive a letter of transmittal requesting that they surrender the stock certificates they currently hold for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split and cash in lieu of any fractional shares. Persons who hold their shares in brokerage accounts or “street name” will not be required to take any further actions to effect the exchange of their certificates. No new certificates will be issued to a shareholder until the shareholder has surrendered the shareholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split will continue to be valid and will represent the adjusted number of shares rounded down to the nearest whole share. Shareholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Dissenters’ Rights

      Chapter 23B.13 of the Washington Business Corporation Act provides for dissenters’ rights for any amendment to the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share created by the amendment is to be acquired by Onyx for cash. As a result, any shareholder who would otherwise have been entitled to receive only a fractional share in the reverse stock split may be entitled to a judicial appraisal of the fair value of his or her fractional share. In order to be entitled to appraisal rights under Chapter 23B.13, an Onyx shareholder must:

•	be within the class of shareholders who may be entitled to appraisal rights (i.e., those shareholders who would have been entitled to receive only a fractional share);

•	deliver to Onyx, before the vote on the reverse stock split is taken, notice of the shareholder’s intention to demand appraisal of his or her fractional share if the reverse stock split is effected; and

•	not vote in favor of the reverse stock split.

      A shareholder’s failure to vote in favor of the proposed reverse stock split will not be sufficient to satisfy the notice requirements of the statute; the shareholder must also deliver the required notice before the vote occurs. The foregoing summary of Chapter 23B.13 of the Washington Business Corporation Act does not purport to be complete and is qualified in its entirety by reference to the full text of Chapter 23B.13, which is set forth as Appendix D attached to this proxy statement. Shareholders who wish to exercise their statutory right of appraisal are urged to consult legal counsel for assistance in exercising their rights. Any shareholder entitled to appraisal rights who fails to comply completely and on a timely basis with all requirements of Chapter 23B.13 for perfecting appraisal rights will lose those rights.

Federal Income Tax Consequences of the Reverse Stock Split

      The following is a summary of the material United States federal income tax consequences of the reverse stock split to holders whose pre-split shares of Onyx stock are exchanged for post-split shares pursuant to the reverse stock split. The summary is based on the Internal Revenue Code, applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. The discussion applies only to holders who hold the pre-split shares and the post-split shares as capital assets (generally, property held for investment), and does not address the tax consequences that may be relevant to holders that are subject to special tax rules, such as insurance companies, tax-exempt organizations, broker-dealers, financial institutions, traders in securities that elect to mark to market, or holders who are not “United States persons” or who hold the pre-split shares as part of a hedge, straddle, constructive sale or conversion transaction, or who acquired the pre-split shares pursuant to the exercise of warrants, employee stock options or otherwise as compensation.

      In general, for United States federal income tax purposes, (i) other than the cash payments for fractional shares discussed above, a holder of pre-split shares of Onyx stock should not recognize any gain or loss on the exchange of the pre-split shares for the post-split shares pursuant to the reverse stock split; (ii) the aggregate tax basis in the post-split shares received in the reverse stock split should be the same as the aggregate tax basis in the pre-split shares exchanged in the reverse stock split; and (iii) the holding period for the post-split shares received in the reverse stock split should include the period during which the holder held the pre-split shares exchanged in the reverse stock split.

      The United States federal income tax consequences set forth above are included for general informational purposes only and are based upon current law. Because individual circumstances may differ, each holder of pre-split shares of Onyx stock is urged to consult such holder’s own tax advisor to determine the applicability of the rules discussed above to such holder and the particular tax effects of the reverse stock split, including the application and effect of state, local, foreign and other tax laws.

Required Vote

      The affirmative vote of the holders of a majority of the outstanding shares of Onyx’s common stock is required to approve the reverse stock split proposal. Abstentions and broker nonvotes will have the same effect as votes against the proposal.

Recommendation of the Board of Directors

      The board of directors has determined that the reverse stock split proposal is advisable and in the best interests of our shareholders and recommends that the shareholders vote “FOR” approval of amendment of the Restated Articles.

INDEPENDENT AUDITORS

      KPMG LLP served as our independent auditors for the fiscal year ended December 31, 2002, and has been appointed by the audit committee as independent auditors for the fiscal year ending December 31, 2003. A representative of KPMG LLP is expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement, if desired.

      On April 11, 2002, Ernst & Young LLP’s appointment as independent auditor was terminated and we engaged KPMG LLP as our independent auditor for the year ended December 31, 2002. The decision to engage new independent auditors was recommended and approved by the audit committee and approved by the board of directors. This determination followed our decision to seek proposals from several independent public auditing firms.

      The audit reports of Ernst & Young on our consolidated financial statements as of and for the two fiscal years ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      In connection with the audits of the two fiscal years ended December 31, 2001, and the subsequent interim period through April 11, 2002, there were no disagreements between us and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference in connection with its opinion to the subject matter of the disagreement.

      During our two most recent fiscal years ended December 31, 2001, and during the subsequent interim period preceding the appointment of KPMG LLP, we had not consulted with KPMG LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements.

      We reported the change in independent auditors, and the statements above, in a current report on Form 8-K filed with the SEC on April 16, 2002. Ernst & Young furnished us with a letter addressed to the SEC stating that it agreed with our statements in that current report. A copy of Ernst & Young’s letter regarding this disclosure was filed as an exhibit to that current report.

      During the previous two fiscal years ended December 31, 2002, the aggregate fees for accounting services billed to Onyx were as follows:

•	Audit Fees. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of Onyx’s annual consolidated financial statements for the fiscal year ended December 31, 2002 and the review of the consolidated financial statements included in Forms 10-Q for that fiscal year were approximately $210,000. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Onyx’s annual consolidated financial statements for the fiscal year ended December 31, 2001 and the review of the consolidated financial statements included in Forms 10-Q for that fiscal year were approximately $283,000.

•	Audit-Related Fees. The aggregate fees billed by KPMG LLP in the year ended December 31, 2002 for audit-related services in connection with the auditor review of Onyx’s consolidated financial statements were approximately $70,000. The aggregate fees billed by Ernst & Young in the year ended December 31, 2001 for assurance and related services related to the performance of the audit or review of Onyx’s consolidated financial statements were approximately $634,000.

•	Tax Fees. The aggregate fees billed by KPMG LLP in the year ended December 31, 2002 for professional services rendered for tax compliance, tax advice and tax planning were approximately $2,000. The aggregate fees billed by Ernst & Young in the year ended December 31, 2001 for professional services rendered for tax compliance, tax advice and tax planning were approximately $115,000.

•	All Other Fees. No other fees were billed by KPMG LLP for services other than those described above during the fiscal year ended December 31, 2002. The aggregate fees billed by Ernst & Young for services other than those described above during the fiscal year ended December 31, 2001 totaled approximately $116,000, all of which were related to real estate advisory services.

      The audit committee has considered the provision of these services to us by KPMG LLP and Ernst & Young and determined that such provision of services was compatible with maintaining each of KPMG LLP’s and Ernst & Young’s independence.

      In accordance with its amended and restated charter, effective March 21, 2003, it is the policy of the audit committee to pre-approve all audit, audit-related, review and attest services to be provided by the independent auditors, including the staffing, scope and timing of such services and the compensation to be paid for such services; provided, however, that the audit committee may delegate the authority to grant such pre-approval to one or more designated members of the audit committee who are independent directors of the board, who shall present any such decisions to the full audit committee at scheduled meetings. Pre-approval is not required for non-audit services if such services (a) in the aggregate do not equal more than five percent of the total revenues paid to our accountant in the fiscal year in which such services are provided, (b) were not recognized as non-audit services at the time of the engagement, and (c) are promptly brought to the attention of the audit committee and subsequently approved by the audit committee prior to completion of the audit.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      Under the SEC’s proxy rules, shareholder proposals that meet certain conditions may be included in Onyx’s proxy statement and form of proxy for a particular annual meeting. Shareholders that intend to present a proposal at Onyx’s 2004 annual meeting must give notice of the proposal to Onyx no later than                     , 2004 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Shareholders that intend to present a proposal that will not be included in the proxy statement and form of proxy must give notice of the proposal to Onyx no fewer than 90 or more than 120 days prior to the one-year anniversary date of the 2003 annual meeting. Receipt by Onyx of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in Onyx’s proxy materials or its presentation at the 2004 annual meeting because there are other requirements in the proxy rules.

OTHER MATTERS

      As of the date of this proxy statement, the board does not intend to present, and has not been informed that any other person intends to present, any matters for action at the annual meeting other than the matters specifically referred to in this proxy statement. If other matters properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

      Copies of Onyx’s annual report on Form 10-K for the year ended December 31, 2002 are being mailed to shareholders, together with this proxy statement, form of proxy and notice of annual meeting of shareholders. Additional copies (excluding exhibits) may be obtained without charge from the Director of Investor Relations of Onyx, 1100 - 112th Avenue N.E., Suite 100, Bellevue, Washington 98004-4504. Copies of the exhibits to the Form 10-K are available for a nominal fee.

Appendix A

ONYX SOFTWARE CORPORATION

AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Purpose

      The Audit Committee is appointed by the Board of Directors of Onyx Software Corporation (the “Company”) to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary purpose is to

•	appoint the Company’s independent auditors, approve all audit, review and attest services to be provided by the independent auditors and determine the compensation to be paid therefor;

•	oversee the qualifications, independence and performance of the Company’s independent auditors;

•	monitor the performance of the Company’s internal auditing department;

•	monitor the integrity of the Company’s financial statements, financial reporting process and systems of internal finance and accounting controls;

•	facilitate communications among the Company’s independent auditors, management, internal auditing department and Board of Directors; and

•	provide a means for processing complaints and anonymous submissions by employees of concerns regarding accounting or auditing matters.

Composition

      The Audit Committee shall be composed of at least three members of the Board, who shall be appointed by the Board and serve until their successors are appointed and qualified. The Board shall appoint the members of the Audit Committee annually, considering the recommendation of the Company’s Nominating and Corporate Governance Committee and, as appropriate, the views of the Company’s chairman of the Board and chief executive officer. The Board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies in it, subject to the satisfaction of such new member(s) of the membership requirements. The Board shall designate the chairperson of the Audit Committee.

      Each member of the Audit Committee shall be an “independent director,” as defined by the rules of the Nasdaq Stock Market (“Nasdaq”), which means that such director shall not be an officer or employee of the Company or any of its subsidiaries or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent: (a) a director who is employed by the Company or by any parent or subsidiary of the Company or who has been so employed within the past three years; (b) a director who receives any compensation from the Company, other than compensation for board or committee service (or who has a family member who accepts any payments from the Company or any of its affiliates in excess of $60,000, other than compensation for Board or committee service, benefits under a tax-qualified retirement plan or nondiscretionary compensation), during the current fiscal year or any of the past three fiscal years; (c) a director who is a family member of an individual who is, or within the past three years was, employed by the Company or by any parent or subsidiary of the Company as an executive officer; (d) a director who is a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities) that exceed the greater of 5% of the recipient’s consolidated gross revenues for that year and $200,000, in the current fiscal year or any of the past three fiscal years; (e) a director who is employed as an executive officer of another entity where any of the executives of the Company serve on the compensation committee of such other entity, or who has been so employed within the last three years; (f) a director who was a partner or employee of the Company’s independent auditing firm, and worked on the Company’s audit, within the past three years; (g) a director who owns or controls 20% or more of the Company’s voting securities; or (h) any other affiliated person of the Company or any subsidiary. A “family member” means any person who is a relative by blood, marriage or adoption or who has the same residence.

      In addition, each member of the Audit Committee shall meet Nasdaq’s financial expertise requirements. Specifically, each member shall be able to read and understand fundamental financial statements, including the Company’s balance sheets, income statements and cash flow statements. In addition, at least one member of the Audit Committee shall be a “financial expert.” Specifically, such member shall have, through education and experience as a public accountant or auditor or a principal financial officer, controller or principal accounting officer, experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions or experience in one or more positions that involve the performance of similar functions (or that results, in the judgment of the Board, in the member’s having similar expertise and experience), the following attributes: an understanding of generally accepted accounting principles and financial statements, experience applying such principles in connection with accounting for estimates, accruals and reserves that are generally comparable to those used in the Company’s financial statements, experience preparing or auditing financial statements that present accounting issues that are generally comparable to those raised by the Company’s financial statements, experience with internal controls and procedures for financial reporting, and an understanding of audit committee functions.

Responsibilities

      The Audit Committee shall assist the Board in discharging the Board’s oversight responsibility to the Company’s shareholders and the investment community relating to the accounting and financial reporting and control practices of the Company and its subsidiaries. The Audit Committee shall be directly responsible for the appointment, compensation and oversight of the Company’s independent auditors, which auditors shall report directly to the Audit Committee. Although it is not the responsibility of the Audit Committee to prepare, audit or certify the Company’s financial statements or to guarantee the independent auditors’ report, the Audit Committee shall have general responsibility for monitoring the finance, accounting and audit activities and internal controls of the Company and its subsidiaries. Specifically, the Audit Committee shall

•	choose the firm of independent certified public accountants to be appointed as the independent auditors of the Company, and ensure that such firm understands that it shall be ultimately accountable to the Audit Committee as representatives of the Company’s shareholders. The Audit Committee shall have sole authority to retain, evaluate and, where appropriate in the exercise of its business judgment, terminate and replace the independent auditors;

•	pre-approve all audit, audit-related, review and attest services to be provided by the independent auditors, including the staffing, scope and timing thereof and the compensation to be paid therefor; provided, however, that the Audit Committee may delegate the authority to grant such pre-approval to one or more designated members of the Audit Committee who are independent directors of the Board (“Pre-Approval Delegates”), who shall present any such decisions to the full Audit Committee at scheduled meetings;

•	consider whether the performance of nonaudit services proposed to be performed by the independent auditors is compatible with the independent auditors’ independence;

•	pre-approve all permissible non-audit services, including tax services, to be provided by the independent auditors and the compensation to be paid therefor; provided, however, that the Audit Committee may delegate the authority to grant such pre-approval to one or more Pre-Approval Delegates, who shall present any such decisions to the full Audit Committee at scheduled meetings; and provided further that this pre-approval requirement may be waived if (a) the aggregate amount of all such nonaudit services provided to the Company constitutes not more than 5% of the total amount paid by the Company to the independent auditors during the fiscal year in which the nonaudit services are provided, (b) such services were not recognized by the Company at the time of engagement to be nonaudit services and (c) such nonaudit services are promptly brought to the attention of the Audit Committee and approved before the completion of the audit by the Audit Committee or by one or more Pre-Approval Delegates; and provided further that the Company may enter into an engagement for nonaudit services pursuant to pre-approval policies and procedures established by the Audit Committee, with timely notification to the Audit Committee of each such engagement.

•	review and discuss with the independent auditors and the Company’s management (a) the results of the independent auditors’ annual audit examination, (b) any problems or difficulties with the audit and management’s response, (c) any accompanying management letters, schedules of unreported differences or other material written communications between the independent auditors and management and (d) any reports of the independent auditors with respect to interim periods;

•	ensure receipt of, review and discuss with the independent auditors the formal written statement from the independent auditors, consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, concerning any relationships between the independent auditors and the Company or any other relationships or services that may impact the objectivity and independence of the auditors and take, or recommend that the Board take, appropriate action to oversee the independence of the independent auditors;

•	review and discuss with management and the independent auditors the annual audited financial statements of the Company, including an analysis of the independent auditors’ and management’s judgment as to the quality of the Company’s accounting principles and the other matters required by Statement on Accounting Standards No. 61, Communication with Audit Committees;

•	ensure receipt of, review and discuss with management and the independent auditors a report from the independent auditors of (a) all critical accounting policies and practices used by the Company, (b) all alternative accounting treatments of financial information permitted within GAAP that have been discussed with management, including the ramifications of using such alternative treatments and disclosures and the treatment preferred by the independent auditors; (c) any significant changes in the Company’s accounting policies and practices and (d) any accounting and financial reporting proposals that may have a significant effect on the Company’s financial reports;

•	review and discuss with management and the independent auditors (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effect of alternative GAAP methods on the financial statements, and (c) the effect of regulatory and accounting initiatives and off-balance sheet structures on the financial statements of the Company.

•	review and discuss with management and the independent auditors (a) any material financial or nonfinancial arrangements of the Company that do not appear on the financial statements of the Company, and (b) any relationships of the Company with unconsolidated entities or other persons that may have a current or future effect on the Company’s financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses;

•	resolve any disagreements between management and the independent auditors regarding the Company’s financial reporting;

•	recommend to the Board whether, based on the review and discussions described above, the Company’s annual audited financial statements should be included in the Company’s Annual Report on Form 10-K (the “Form 10-K”);

•	review and discuss with management and the independent auditors (a) the Company’s quarterly financial results prior to the release of earnings and (b) the Company’s quarterly financial statements prior to the filing of the Company’s Quarterly Reports on Form 10-Q (the “Forms 10-Q”);

•	review and discuss with management and the independent auditors the adequacy and effectiveness of the Company’s internal controls and internal audit procedures and review the internal control report to be filed with the Company’s Form 10-K;

•	review the certification(s) to be provided by the Company’s chief executive officer and chief financial officers in the Company’s Form 10-K or Forms 10-Q;

•	verify the audit partner rotation schedule of the independent auditors;

•	conduct an appropriate review of all related-party transactions on an ongoing basis and approve all such conflict-of-interest transactions;

•	establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters, and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	review and reassess the adequacy of this charter at least once a year and, to the extent and in the manner that the Company is legally required to do so by SEC rules, cause the Company to publicly file this charter, as then constituted; and

•	prepare an audit committee report for inclusion in the Company’s proxy statement for its annual meeting of shareholders.

      In addition to the above responsibilities, the Audit Committee shall undertake such other duties as the Board may delegate to it from time to time and perform such other activities as are consistent with this charter, the bylaws of the Company and applicable law.

Meetings; Procedure

      The Audit Committee shall meet as often as it may deem necessary or appropriate in its judgment, either in person or telephonically. The majority of the members of the Audit Committee shall constitute a quorum. The Audit Committee may act without a meeting by securing the unanimous written consent of the members of the Audit Committee.

      Except as expressly provided in this charter or the bylaws of the Company, the Audit Committee shall fix its own rules of procedure.

      The Audit Committee shall report to the full Board with respect to its meetings and shall periodically report to the Board with respect to significant results of its activities.

      Minutes of all meetings, including telephone meetings, and copies of all consents in lieu of meeting shall be maintained and furnished to members of the Audit Committee, the Board and the Secretary of the Company. In addition, all materials relating to Audit Committee meetings shall be circulated to all members of the Board in advance of Board meetings.

      The Audit Committee shall meet in executive sessions with the independent auditors and management at least annually and shall meet without management in regular executive sessions.

Outside Advisors/Investigations

      The Audit Committee shall engage such outside counsel, experts and other advisors as it determines appropriate to assist in the full performance of its functions. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to engage outside counsel, experts and other advisors to assist it in the conduct of such investigations. The Company shall provide appropriate funding, as determined by the Audit Committee, for compensating any such counsel, experts or other advisors engaged by the Audit Committee.

      The Audit Committee, and each member of the Audit Committee in his or her capacity as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements prepared or presented to them by (a) officers and employees of the Company who are reasonably believed by such member to be reliable and competent in the matters presented and (b) counsel, public accountants and other advisors of the Company or the Audit Committee as to matters the member reasonably believes to be within the professional competence of such advisor.

Appendix B

ONYX SOFTWARE CORPORATION

1998 STOCK INCENTIVE COMPENSATION PLAN

As Amended and Restated on March 21, 2003

Section 1.     Purpose

      The purpose of the Onyx Software Corporation 1998 Stock Incentive Compensation Plan (the “Plan”) is to enhance the long-term shareholder value of Onyx Software Corporation, a Washington corporation (the “Company”), by offering opportunities to employees, directors, officers, consultants, agents, advisors and independent contractors of the Company and its Subsidiaries (as defined in Section 2) to participate in the Company’s growth and success, and to encourage them to remain in the service of the Company and its Subsidiaries and to acquire and maintain stock ownership in the Company.

Section 2.     Definitions

      For purposes of the Plan, the following terms shall be defined as set forth below:

2.1 Award

      “Award” means an award or grant made pursuant to the Plan, including, without limitation, awards or grants of Options and Stock Awards, or any combination of the foregoing.

2.2 Board

      “Board” means the Board of Directors of the Company.

2.3 Cause

      “Cause” means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

2.4 Code

      “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.5 Common Stock

      “Common Stock” means the common stock, no par value per share, of the Company.

2.6 Corporate Transaction

      “Corporate Transaction” means any of the following events:

(a) Consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Common Stock are converted into cash, securities or other property, if following such merger or consolidation the holders of the Company’s outstanding voting securities immediately prior to such merger or consolidation own less than a majority of the outstanding voting securities of the surviving corporation;

(b) Consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets other than a transfer of the Company’s assets to a majority-owned subsidiary corporation (as the term “subsidiary corporation” is defined in Section 8.3) of the Company; or

(c) Approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company.

      Ownership of voting securities shall take into account and shall include ownership as determined by applying Rule 13d-3(d)(1)(i) (as in effect on the date of adoption of the Plan) under the Exchange Act.

2.7 Disability

      “Disability” means “disability” as that term is defined for purposes of Section 22(e)(3) of the Code.

2.8 Effective Date

      “Effective Date” has the meaning set forth under Section 18.

2.9 Exchange Act

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.10 Fair Market Value

      “Fair Market Value” shall be as established in good faith by the Plan Administrator or (a) if the Common Stock is listed on the Nasdaq National Market, the average of the high and low per share sales prices for the Common Stock as reported by the Nasdaq National Market for a single trading day or (b) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the average of the high and low per share sales prices for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

2.11 Good Reason

      “Good Reason” means the occurrence of any of the following events or conditions and the failure of the Successor Corporation to cure such event or condition within 30 days after receipt of written notice from the Holder:

(a) a change in the Holder’s status, title, position or responsibilities (including reporting responsibilities) that, in the Holder’s reasonable judgment, represents a substantial reduction in the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Holder of any duties or responsibilities that, in the Holder’s reasonable judgment, are materially inconsistent with such status, title, position or responsibilities; or any removal of the Holder from or failure to reappoint or reelect the Holder to any of such positions, except in connection with the termination of the Holder’s employment for Cause, for Disability or as a result of his or her death, or by the Holder other than for Good Reason;

(b) a reduction in the Holder’s annual base salary;

(c) the Successor Corporation’s requiring the Holder (without the Holder’s consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to a Corporate Transaction, except for reasonably required travel on the Successor Corporation’s business that is not materially greater than such travel requirements prior to the Corporate Transaction;

(d) the Successor Corporation’s failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the Holder was participating at the time of a Corporate Transaction, including, but not limited to, the Plan, or (ii) provide the Holder with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the Corporate Transaction;

(e) any material breach by the Successor Corporation of its obligations to the Holder under the Plan or any substantially equivalent plan of the Successor Corporation; or

(f) any purported termination of the Holder’s employment or service for Cause by the Successor Corporation that does not comply with the terms of the Plan or any substantially equivalent plan of the Successor Corporation.

2.12 Grant Date

      “Grant Date” means the date the Plan Administrator adopted the granting resolution or a later date designated in a resolution of the Plan Administrator as the date an Award is to be granted.

2.13 Holder

      “Holder” means: (i) the person to whom an Award is granted; (ii) for a Holder who has died, the personal representative of the Holder’s estate, the person(s) to whom the Holder’s rights under the Award have passed by will or by the applicable laws of descent and distribution, or the beneficiary designated in accordance with Section 10; or (iii) the person(s) to whom an Award has been transferred in accordance with Section 10.

2.14 Incentive Stock Option

      “Incentive Stock Option” means an Option to purchase Common Stock granted under Section 7 with the intention that it qualify as an “incentive stock option” as that term is defined in Section 422 of the Code.

2.15 Nonqualified Stock Option

      “Nonqualified Stock Option” means an Option to purchase Common Stock granted under Section 7 other than an Incentive Stock Option.

2.16 Option

      “Option” means the right to purchase Common Stock granted under Section 7.

2.17 Plan Administrator

      “Plan Administrator” means the Board or any committee of the Board designated to administer the Plan under Section 3.1.

2.18 Restricted Stock

      “Restricted Stock” means shares of Common Stock granted under Section 9, the rights of ownership of which are subject to restrictions prescribed by the Plan Administrator.

2.19 Securities Act

      “Securities Act” means the Securities Act of 1933, as amended.

2.20 Stock Award

      “Stock Award” means an Award granted under Section 9.

2.21 Subsidiary

      “Subsidiary,” except as provided in Section 8.3 in connection with Incentive Stock Options, means any entity that is directly or indirectly controlled by the Company or in which the Company has a significant ownership interest, as determined by the Plan Administrator, and any entity that is or may become a direct or indirect parent of the Company.

2.22 Successor Corporation

      “Successor Corporation” has the meaning set forth under Section 11.2.

Section 3.     Administration

3.1 Plan Administrator

      The Plan shall be administered by the Board or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board. If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the Plan Administrator and the membership of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) “outside directors” as contemplated by Section 162(m) of the Code and (b) “nonemployee directors” as contemplated by Rule 16b-3 under the Exchange Act. The Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of two or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board may authorize the Chief Executive Officer or the President of the Company to grant Awards to individuals eligible to receive grants under the Plan, within the limits specifically prescribed by the Board.

3.2 Administration and Interpretation by the Plan Administrator

      Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Awards under the Plan, including the selection of individuals to be granted Awards, the type of Awards, the number of shares of Common Stock subject to an Award, all terms, conditions, restrictions and limitations, if any, of an Award and the terms of any instrument that evidences the Award. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan’s administration. The Plan Administrator’s interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company’s officers as it so determines.

Section 4.     Stock Subject to the Plan

4.1 Authorized Number of Shares

      Subject to adjustment from time to time as provided in Section 11.1, the maximum number of shares of Common Stock that shall be available for issuance under the Plan shall be equal to the sum of

(a) 3,000,000[1] shares;

(b) an annual increase to be added on the first day of the Company’s fiscal year beginning in 2000 equal to the lesser of (i) 3,351,526[2] shares or (ii) 5% of the adjusted average common shares outstanding of the Company used to calculate fully diluted earnings per shares as reported in the Annual Report to shareholders for the preceding year; provided, however, that any shares from any

[1]	This number reflects a 2-for-1 stock split effective March 1, 2000 but does not reflect the 1-for-4 reverse stock split being proposed by the board of directors.

[2]	1,675,763 in 2000 (prior to the 2-for-1 stock split); does not reflect the 1-for-4 reverse stock split being proposed by the board of directors.

such increases in previous years but not actually issued, shall be added to the aggregate number of shares available for delivery under the Plan;

(c) any shares available for future option grants under the Company’s 1994 Combined Incentive and Nonqualified Stock Option Plan (the “Predecessor Plan”) as of the Effective Date; and

(d) any shares that are represented by options granted under the Predecessor Plan which cease to be subject to an option other than by reason of exercise of the option to the extent it is exercised for shares.

4.2 Reuse of Shares

      Any shares of Common Stock that have been made subject to an Award that cease to be subject to the Award (other than by reason of exercise or payment of the Award to the extent it is exercised for or settled in shares) shall again be available for issuance in connection with future grants of Awards under the Plan.

Section 5.     Eligibility

      Awards may be granted under the Plan to those officers, directors and employees of the Company and its Subsidiaries as the Plan Administrator from time to time selects. Awards may also be made to consultants, agents, advisors and independent contractors who provide services to the Company and its Subsidiaries.

Section 6.     Awards

6.1 Form and Grant of Awards

      The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be made under the Plan. Such Awards may include, but are not limited to, Incentive Stock Options, Nonqualified Stock Options and Stock Awards. Awards may be granted singly or in combination.

6.2 Acquired Company Awards

      Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Awards under the Plan in substitution for awards issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other acquired entities (“Acquired Entities”) (or the parent of the Acquired Entity) and the new Award is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of property or of stock, reorganization or liquidation (the “Acquisition Transaction”). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such Awards shall be deemed to be Holders.

Section 7.     Awards of Options

7.1 Grant of Options

      The Plan Administrator is authorized under the Plan, in its sole discretion, to issue Options as Incentive Stock Options or as Nonqualified Stock Options, which shall be appropriately designated.

7.2 Limits on Options

      Subject to adjustment from time to time as provided in Section 11.1 of the Plan, no employee shall receive Options to purchase shares during any fiscal year covering in excess of 750,0003 shares. Notwithstanding the foregoing limitation, an employee may receive options to purchase up to 1,000,0003 shares in the first year of such employee’s employment with the Company.

[3]	This number does not reflect the 1-for-4 reverse stock split being proposed by the board of directors.

7.3 Option Exercise Price

      The exercise price for shares purchased under an Option shall be as determined by the Plan Administrator, but shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date with respect to Incentive Stock Options.

7.4 Term of Options

      The term of each Option shall be as established by the Plan Administrator or, if not so established, shall be 10 years from the Grant Date.

7.5 Exercise of Options

      The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which or the installments in which the Option shall vest and become exercisable, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option will vest and become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

Period of Holder’s Continuous Employment or
Service with the Company or Its Subsidiaries	Percent of Total Option that is
From the Option Grant Date	Vested and Exercisable

After 12 months	25%
Each additional month period completed thereafter	An additional 2.0833%
After 4 years	100%

      To the extent that the right to purchase shares has accrued thereunder, an Option may be exercised from time to time by written notice to the Company, in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised and accompanied by payment in full as described in Section 7.5. The Plan Administrator may determine at any time that an Option may not be exercised as to less than 100 shares at any one time (or the lesser number of remaining shares covered by the Option).

7.6 Payment of Exercise Price

      The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid in cash or by check or, unless the Plan Administrator in its sole discretion determines otherwise, either at the time the Option is granted or at any time before it is exercised, a combination of cash and/or check (if any) and one or both of the following alternative forms: (a) tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) Common Stock already owned by the Holder for at least six months (or any shorter period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option exercise price; or (b) if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise and (ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board. In addition, to the extent permitted by the Plan Administrator in its sole discretion, the price for shares purchased under an Option may be paid, either singly or in combination with one or more of the alternative forms of payment authorized by this Section 7.5, by (y) a promissory note delivered pursuant to Section 13; or (z) such other consideration as the Plan Administrator may permit.

7.7 Post-Termination Exercises

      The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option will continue to be exercisable, and the terms and conditions of such exercise, if a Holder ceases to be employed by, or to provide services to, the Company or its Subsidiaries, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option will be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time.

      In case of termination of the Holder’s employment or services other than by reason of death or Cause, the Option shall be exercisable, to the extent of the number of shares purchasable by the Holder at the date of such termination, only (a) within one year if the termination of the Holder’s employment or services is coincident with Disability or (b) within three months after the date the Holder ceases to be an employee, director, officer, consultant, agent, advisor or independent contractor of the Company or a Subsidiary if termination of the Holder’s employment or services is for any reason other than Disability, but in no event later than the remaining term of the Option. Any Option exercisable at the time of the Holder’s death may be exercised, to the extent of the number of shares purchasable by the Holder at the date of the Holder’s death, by the personal representative of the Holder’s estate, the person(s) to whom the Holder’s rights under the Award have passed by will or the applicable laws of descent and distribution or the beneficiary designated pursuant to Section 10, at any time or from time to time within one year after the date of death, but in no event later than the remaining term of the Option. Any portion of an Option that is not exercisable on the date of termination of the Holder’s employment or services shall terminate on such date, unless the Plan Administrator determines otherwise. In case of termination of the Holder’s employment or services for Cause, the Option shall automatically terminate upon first notification to the Holder of such termination, unless the Plan Administrator determines otherwise. If a Holder’s employment or services with the Company are suspended pending an investigation of whether the Holder shall be terminated for Cause, all the Holder’s rights under any Option likewise shall be suspended during the period of investigation.

      A transfer of employment or services between or among the Company and its Subsidiaries shall not be considered a termination of employment or services. The effect of a Company-approved leave of absence on the terms and conditions of an Option shall be determined by the Plan Administrator, in its sole discretion.

Section 8.     Incentive Stock Option Limitations

      To the extent required by Section 422 of the Code, Incentive Stock Options shall be subject to the following additional terms and conditions:

8.1 Dollar Limitation

      To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which Incentive Stock Options are exercisable by a Holder for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the Holder holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

8.2 10% Shareholders

      If an individual owns more than 10% of the total voting power of all classes of the Company’s stock, then the exercise price per share of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option term shall not exceed five years. The determination of 10% ownership shall be made in accordance with Section 422 of the Code.

8.3 Eligible Employees

      Individuals who are not employees of the Company or one of its parent corporations or subsidiary corporations may not be granted Incentive Stock Options. For purposes of this Section 8.3, “parent corporation” and “subsidiary corporation” shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

8.4 Term

      The term of an Incentive Stock Option shall not exceed 10 years.

8.5 Exercisability

      To qualify for Incentive Stock Option tax treatment, an Option designated as an Incentive Stock Option must be exercised within three months after termination of employment for reasons other than death, except that, in the case of termination of employment due to total disability, such Option must be exercised within one year after such termination. Employment shall not be deemed to continue beyond the first 90 days of a leave of absence unless the Holder’s reemployment rights are guaranteed by statute or contract. For purposes of this Section 8.5, “total disability” shall mean a mental or physical impairment of the Holder that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Holder to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties for the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Plan Administrator.

8.6 Taxation of Incentive Stock Options

      In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Holder must hold the shares issued upon the exercise of an Incentive Stock Option for two years after the Grant Date of the Incentive Stock Option and one year from the date of exercise. A Holder may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Plan Administrator may require a Holder to give the Company prompt notice of any disposition of shares acquired by the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

8.7 Promissory Notes

      The amount of any promissory note delivered pursuant to Section 13 in connection with an Incentive Stock Option shall bear interest at a rate specified by the Plan Administrator but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

Section 9.     Stock Awards

9.1 Grant of Stock Awards

      The Plan Administrator is authorized to make Awards of Common Stock on such terms and conditions and subject to such restrictions, if any (which may be based on continuous service with the Company or the achievement of performance goals), as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award. The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of Restricted Stock shall occur by reason of termination of the Holder’s services.

9.2 Issuance of Shares

      Upon the satisfaction of any terms, conditions and restrictions prescribed in respect to a Stock Award, or upon the Holder’s release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall release, as soon as practicable, to the Holder or, in the case of the Holder’s death, to the personal representative of the Holder’s estate or as the appropriate court directs, the appropriate number of shares of Common Stock.

9.3 Waiver of Restrictions

      Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any Restricted Stock under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

Section 10.     Assignability

      No Option granted under the Plan may be assigned or transferred by the Holder other than by will or by the applicable laws of descent and distribution, and, during the Holder’s lifetime, such Awards may be exercised only by the Holder. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit such assignment, transfer and exercisability and may permit a Holder of such Awards to designate a beneficiary who may exercise the Award or receive compensation under the Award after the Holder’s death; provided, however, that any Award so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the Award.

Section 11.     Adjustments

11.1 Adjustment of Shares

      In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock of the Company, then the Plan Administrator shall make proportional adjustments in (i) the maximum number and kind of securities subject to the Plan as set forth in Section 4.1 and (ii) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

11.2 Corporate Transaction

      Except as otherwise provided in the instrument that evidences the Award, in the event of any Corporate Transaction, each Award that is at the time outstanding shall automatically accelerate so that each such Award shall, immediately prior to the specified effective date for the Corporate Transaction, become 100% vested and exercisable, except that such acceleration will not occur if, in the opinion of the Company’s outside accountants, it would render unavailable “pooling of interest” accounting for a Corporate Transaction that would otherwise qualify for such accounting treatment. Such Award shall not so accelerate, however, if and to the extent that such Award is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof (the “Successor Corporation”) or to be replaced with a comparable award for the purchase of shares of the capital stock of the Successor Corporation. The determination of Award comparability shall be made by the Plan Administrator, and its determination shall be conclusive and binding. All such Awards shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent assumed by the Successor Corporation. Any such Awards that are assumed or replaced in the Corporate Transaction and do not otherwise accelerate at that time shall be accelerated in the event that the Holder’s employment or services should subsequently terminate within two years following such Corporate Transaction, unless such employment or services are terminated by the Successor Corporation for Cause or by the Holder voluntarily without Good Reason.

11.3 Further Adjustment of Awards

      Subject to Section 11.2, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to Holders, with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Holders, to certain categories of Holders or only to individual Holders. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such action.

11.4 Limitations

      The grant of Awards will in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Section 12.     Withholding

      The Company may require the Holder to pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the grant, vesting or exercise of any Award. Subject to the Plan and applicable law, the Plan Administrator may, in its sole discretion, permit the Holder to satisfy withholding obligations, in whole or in part, by paying cash; and/or electing to have the Company withhold shares of Common Stock or by transferring shares of Common Stock to the Company, in such amounts as are equivalent to the Fair Market Value of the minimum withholding obligation. The Company shall have the right to withhold from any Award or any shares of Common Stock issuable pursuant to an Award or from any cash amounts otherwise due or to become due from the Company to the Holder an amount equal to such taxes. The Company may also deduct from any Award any other amounts due from the Holder to the Company or a Subsidiary.

Section 13.     Loans, Installment Payments and Loan Guarantees

      To assist a Holder (including a Holder who is an officer or a director of the Company) in acquiring shares of Common Stock pursuant to an Award granted under the Plan, the Plan Administrator, in its sole discretion, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Award, (a) the extension of a loan to the Holder by the Company, (b) the payment by the Holder of the purchase price, if any, of the Common Stock in installments, or (c) the guarantee by the Company of a loan obtained by the Holder from a third party. The terms of any loans, installment payments or loan guarantees, including the interest rate and terms of and security for repayment, will be subject to the Plan Administrator’s discretion. Loans, installment payments and loan guarantees must be granted with full recourse. The maximum credit available is the purchase price, if any, of the Common Stock acquired, plus the maximum federal and state income and employment tax liability that may be incurred in connection with the acquisition.

Section 14.     Repurchase and First Refusal Rights

14.1 Repurchase Rights

      The Plan Administrator shall have the discretion to authorize the issuance of unvested shares of Common Stock pursuant to the exercise of an Option. Should the Holder cease to be employed by or provide services to the Company, then all shares of Common Stock issued upon exercise of an Option which are unvested at the time of cessation of employment or services shall be subject to repurchase at the exercise price paid for such shares. The terms and conditions upon which such repurchase right shall be exercisable (including the period and procedure for exercise) shall be established by the Plan Administrator and set forth in the agreement evidencing such right.

      All of the Company’s outstanding repurchase rights under this Section 14.1 are assignable by the Company at any time. Such rights shall automatically terminate, and all shares subject to such terminated rights shall immediately vest in full, upon the occurrence of a Corporate Transaction, except to the extent: (i) any such repurchase right is expressly assigned to the Successor Corporation in connection with the Corporate Transaction or (ii) such termination is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

      The Plan Administrator shall have the discretionary authority, exercisable either before or after the Holder’s cessation of employment or service, to cancel the Company’s outstanding repurchase rights with respect to one or more shares purchased or purchasable by the Holder under an Option and thereby accelerate the vesting of such shares in whole or in part at any time.

14.2 First Refusal Rights

      Until the date on which the initial registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act first becomes effective, the Company shall have the right of first refusal with respect to any proposed sale or other disposition by the Holder of any shares of Common Stock issued pursuant to an Award granted under the Plan. Such right of first refusal shall be exercisable in accordance with the terms and conditions established by the Plan Administrator and set forth in the agreement evidencing such right.

Section 15.     Market Standoff

      In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, a person shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any shares issued pursuant to an Award granted under the Plan without the prior written consent of the Company or its underwriters. Such limitations shall be in effect for such period of time as may be requested by the Company or such underwriters and agreed to by the Company’s officers and directors with respect to their shares; provided, however, that in no event shall such period exceed 180 days. The limitations of this paragraph shall in all events terminate two years after the effective date of the Company’s initial public offering. Holders of shares issued pursuant to an Award granted under the Plan shall be subject to the market standoff provisions of this paragraph only if the officers and directors of the Company are also subject to similar arrangements.

      In the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company’s outstanding Common Stock effected as a class without the Company’s receipt of consideration, then any new, substituted or additional securities distributed with respect to the purchased shares shall be immediately subject to the provisions of this Section 15, to the same extent the purchased shares are at such time covered by such provisions.

      In order to enforce the limitations of this Section 15, the Company may impose stop-transfer instructions with respect to the purchased shares until the end of the applicable standoff period.

Section 16.     Amendment and Termination of Plan

16.1 Amendment of Plan

      The Plan may be amended only by the Board in such respects as it shall deem advisable; however, to the extent required for compliance with Section 422 of the Code or any applicable law or regulation, shareholder approval will be required for any amendment that will (a) increase the total number of shares as to which Options may be granted under the Plan or that may be issued as Stock Awards, (b) modify the class of persons eligible to receive Options, or (c) otherwise require shareholder approval under any applicable law or regulation.

16.2 Termination of Plan

      The Board may suspend or terminate the Plan at any time. Unless sooner terminated as provided herein, the Plan shall terminate 10 years after the earlier of the Plan’s adoption by the Board and approval by the shareholders.

16.3 Consent of Holder

      The amendment or termination of the Plan shall not, without the consent of the Holder of any Award under the Plan, impair or diminish any rights or obligations under any Award theretofore granted under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Holder, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.

Section 17.     General

17.1 Award Agreements

      Awards granted under the Plan shall be evidenced by a written agreement that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

17.2 Continued Employment or Services; Rights in Awards

      None of the Plan, participation in the Plan or any action of the Plan Administrator taken under the Plan shall be construed as giving any person any right to be retained in the employ of the Company or limit the Company’s right to terminate the employment or services of any person.

17.3 Registration

      The Company shall be under no obligation to any Holder to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

      Inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

      As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require the Holder to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Holder’s own account and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Plan Administrator may also require such other action or agreement by the Holder as may from time to time be necessary to comply with the federal and state securities laws.

17.4 No Rights as a Shareholder

      No Option shall entitle the Holder to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Option, free of all applicable restrictions.

17.5 Compliance With Laws and Regulations

      Notwithstanding anything in the Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Holders who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Holders. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

17.6 No Trust or Fund

      The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Holder, and no Holder shall have any rights that are greater than those of a general unsecured creditor of the Company.

17.7 Severability

      If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

Section 18.     Effective Date

      The Plan’s Effective Date is the date on which it is adopted by the Board, so long as it is approved by the Company’s shareholders at any time within 12 months of such adoption.

      Adopted by the Board on October 23, 1998 and approved by the Company’s shareholders on November 24, 1998. Amended and restated in its entirety by the Board of Directors and effective on July 1, 2000. Amended and restated in its entirety by the Board of Directors on March 21, 2003.

Appendix C

ARTICLES OF AMENDMENT

OF
ONYX SOFTWARE CORPORATION

      The following Articles of Amendment are executed by Onyx Software Corporation, a Washington corporation:

1. The name of the corporation is Onyx Software Corporation.

2. Subsection 2.1 of the Restated Articles of Incorporation of the corporation is amended in its entirety to read as follows:

“2.1 Authorized Capital

Effective on July , 2003, every four outstanding shares of the Company’s Common Stock shall be combined and reconstituted into one share of Common Stock, par value $0.01 per share, of the Company, thereby giving effect to a 1-for-4 stock split (the “Reverse Split”). No fractional shares of Common Stock shall be issued in the Reverse Split; instead, shareholders who would otherwise be entitled to fractional shares will receive a cash payment in lieu of such fraction. After giving effect to the Reverse Split, the total number of shares that the Company is authorized to issue is 100,000,000 shares, consisting of 80,000,000 shares designated as common stock (“Common Stock”) and 20,000,000 shares designated as preferred stock (“Preferred Stock”), the par value of each of which is $0.01. Common Stock is subject to the rights and preferences of Preferred Stock as hereinafter set forth. Except to the extent such rights are granted to Preferred Stock or one or more series thereof, holders of shares of Common Stock shall have unlimited voting rights and are entitled to receive the net assets of the Company upon dissolution.”

3. Subsection 2.8.1 of the Restated Articles of Incorporation of the corporation is amended in its entirety to read as follows:

“2.8.1 Designation of Series A Participating Cumulative Preferred Stock

The shares of such series shall be designated the “Series A Participating Cumulative Preferred Stock” (the “Series A Preferred Stock”), par value $0.01 per share. The number of shares initially constituting the Series A Preferred Stock, after giving effect to the Reverse Split, shall be 800,000; provided, however, if more than a total of 800,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement dated as of October 25, 1999 between the Company and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, as amended (the “Rights Agreement”), the Company’s Board of Directors, pursuant to RCW 23B.06.020 of the Washington Business Corporation Act, shall direct by resolution or resolutions that Articles of Amendment be properly executed and filed with the Washington Secretary of State providing for the total number of shares of Series A Preferred Stock authorized for issuance to be increased (to the extent that the Restated Articles of Incorporation then permit) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights. In addition, such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock.”

4. Subsection 2.8.2(a) of the Restated Articles of Incorporation of the corporation is amended in its entirety to read as follows:

“2.8.2 Dividends and Distributions

(a) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Company ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, out of the assets of the Company legally available therefor, quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Company’s Board of Directors shall approve (each such date being referred to in this Designation as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.01 and (ii) the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Company shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Company shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of Common Stock. As used in this Designation and in the Rights Agreement, the “Formula Number” shall be 100 (after giving effect to the Reverse Split); provided, however, that if at any time after November 5, 1999 the Company shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock, or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that if at any time after November 5, 1999 the Company shall issue any shares of its capital stock in a merger, reclassification or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.”

5. The date each amendment was adopted is July , 2003.

6. The amendments were duly adopted by the shareholders of the corporation in accordance with the provisions of RCW 23B.10.030 and 23B.10.040.

      These Articles of Amendment are executed by the corporation by its duly authorized officer.

ONYX SOFTWARE CORPORATION

By

Paul B. Dauber
Secretary and Chief Legal Officer

Dated:                     , 2003

Appendix D

CHAPTER 23B.13

DISSENTERS’ RIGHTS

RCW 23B.13.010. Definitions

      As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

RCW 23B.13.020. Right to Dissent

      (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

      (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030. Dissent by Nominees and Beneficial Owners

      (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

      (2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200. Notice of Dissenters’ Rights

      (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

      (2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

RCW 23B.13.210. Notice of Intent to Demand Payment

      (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

      (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.220. Dissenters’ Rights — Notice

      (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

      (2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

RCW 23B.13.230. Duty to Demand Payment

      (1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

      (2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

      (3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.240. Share Restrictions

      (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

      (2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250. Payment

      (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

      (2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

RCW 23B.13.260. Failure to Take Action

      (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

      (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270. After-acquired Shares

      (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

RCW 23B.13.280. Procedure if Shareholder Dissatisfied with Payment or Offer

      (1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

      (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

RCW 23B.13.300. Court Action

      (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

      (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310. Court Costs and Counsel Fees

      (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

      (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PROXY

ONYX SOFTWARE CORPORATION
1100 — 112th AVE. N.E., SUITE 100, BELLEVUE, WA 98004-4504

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS JULY 10, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned appoint(s) Brent R. Frei and Brian C. Henry, or either of them, with full powers of substitution, proxies to vote all shares of common stock held of record by the undersigned on June 3, 2003 and entitled to vote at the Annual Meeting of Shareholders of Onyx Software Corporation to be held at Onyx’s executive offices, 1100 — 112th Avenue N.E., Suite 100, Bellevue, Washington on Thursday, July 10, 2003 at 10:00 a.m. Pacific Standard Time and at any adjournment or postponement of the meeting, with all powers that the undersigned would possess if personally present.

IMPORTANT—PLEASE COMPLETE, DATE AND SIGN ON THE OTHER SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

^  Detach here from proxy voting card.  ^

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEE IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

The board of directors recommends a vote “FOR” the nominee in Proposal 1.

		FOR the Nominee	WITHHOLD AUTHORITY to vote for the Nominee
(1)	ELECTION OF DIRECTOR ONE CLASS 3 DIRECTOR	☐	☐
Nominee: 01 Brent R. Frei

The board of directors recommends a vote “FOR” Proposal 2.

(2)	REAPPROVAL OF ONYX’S 1998 STOCK INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED	FOR ☐	AGAINST ☐	ABSTAIN ☐

The board of directors recommends a vote “FOR” Proposal 3.

(3)	APPROVAL OF AMENDMENT OF ONYX’S RESTATED ARTICLES OF INCORPORATION	FOR ☐	AGAINST ☐	ABSTAIN ☐

		I plan to attend the annual meeting.		☐

Please sign exactly as your name appears on your share certificate(s). Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

Signature(s)	Date

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